UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Stanley Works

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March 27, 2007

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of shareholders of The Stanley Works (“Stanley” or the “Company”) to be held at 9:30 a.m. on April 25, 2007, at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 (see directions, on page 41 hereof).

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other important information about the Company that you should be aware of when you vote your shares.

The Board appreciates and encourages your participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR REGISTER YOUR VOTE BY TELEPHONE OR ON THE INTERNET AT YOUR EARLIEST CONVENIENCE.

Very truly yours,

John F. Lundgren

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 27, 2007

To the Shareholders:

The Annual Meeting of shareholders of The Stanley Works will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 25, 2007, at 9:30 a.m. for the following purposes:

(1)	To elect three directors to the Board of Directors of The Stanley Works.

(2)	To approve Ernst & Young LLP as independent auditors for the year 2007.

(3)	To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 28, 2007 are entitled to vote at the meeting and any adjournment or postponement thereof.

Bruce H. Beatt

Secretary

THE STANLEY WORKS

1000 Stanley Drive

New Britain, Connecticut 06053

Telephone: 860-225-5111

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stanley Works, a Connecticut corporation, to be voted at the 2007 Annual Meeting of shareholders, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. No business may be transacted at the Annual Meeting other than the business specified in the notice of the Annual Meeting, business properly brought before the Annual Meeting at the direction of the Board of Directors, and business properly brought before the Annual Meeting by a shareholder who has given notice to the Company‘s Secretary that was received after January 28, 2007 and before February 26, 2007. No such notice has been received. Management does not know of any matters to be presented at the Annual Meeting other than the matters described in this proxy statement. If, however, other business is properly presented at the Annual Meeting, the proxy holders named in the accompanying proxy will vote the proxy in accordance with their best judgment.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to shareholders on or about March 27, 2007.

ITEM 1—ELECTION OF DIRECTORS

At the 2007 Annual Meeting, the shareholders will elect three directors to the Board of Directors. The nominations to the Board of Directors are set forth below. Those elected as directors will serve until the Annual Meeting of shareholders indicated and until the particular director‘s successor has been elected and qualified.

The Board of Directors unanimously recommends a vote FOR the nominees.    If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, at the discretion of those named as proxies, for a substitute nominee.

Information Concerning Nominees for Election as Directors

JOHN G. BREEN, retired, served as Chairman of The Sherwin-Williams Company from April 1980 to April 2000; he had been Chief Executive Officer from 1979 to 1999. He is a director of MTD Holdings Inc., Goodyear Tire & Rubber Company, and Allegiant Advantage Funds. He also is a Trustee of John Carroll University and of University Hospitals Health Systems.

Mr. Breen is 72 years old and has been a director since July 2000. He is Chair of the Audit Committee and a member of the Executive Committee and the Finance and Pension Committee.

If elected, Mr. Breen’s term will expire at the 2010 Annual Meeting.

VIRGIS W. COLBERT, retired, served as Executive Vice President, Miller Brewing Company from 1997 to 2005; Senior Vice President-Worldwide Operations from 1995 to 1997; Vice President Operations from 1993 to 1995; and also held other key leadership positions at Miller Brewing from 1979. He is a director of The Manitowoc Company, Inc., Sara Lee Corporation, and Merrill Lynch and Co. Inc.

Mr. Colbert is 67 years old and has been a director since July 2003. He is Chair of the Compensation and Organization Committee and a member of the Corporate Governance Committee and the Executive Committee.

If elected, Mr. Colbert’s term will expire at the 2010 Annual Meeting.

JOHN F. LUNDGREN, Chairman and Chief Executive Officer of The Stanley Works. Mr. Lundgren joined the Company March 1, 2004 after having served since 2000 as President—European Consumer Products, of Georgia Pacific Corporation. Formerly, he had held the same position with James River Corporation from 1995-1997 and Fort James Corporation from 1997-2000 until its acquisition by Georgia-Pacific.

Mr. Lundgren is 55 years old and has been a director since March of 2004. He is Chair of the Executive Committee.

If elected, Mr. Lundgren’s term will expire at the 2010 Annual Meeting.

Information Concerning Directors Continuing in Office

STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation where he was chief financial officer from 1979 until 1986. He is a life member of the Board of Regents of the University of Hartford.

Mr. Brown is 73 years old and has been a director since April 1985. He is Chair of the Finance and Pension Committee and a member of the Audit Committee and the Executive Committee.

Mr. Brown’s term will expire at the 2008 Annual Meeting.

EMMANUEL A. KAMPOURIS, retired, served as Chairman, President and Chief Executive Officer of American Standard Companies, Inc. from 1989 through 1999. Mr. Kampouris currently serves on the boards of Horizon Blue Cross Blue Shield of New Jersey and Alticor Inc. He has also served on the boards of The National Endowment for Democracy, the Hudson Institute (Emeritus), as well as the boards of the U.S. Chamber of Commerce (1994-2001) and the Eisenhower Exchange Fellowships. He is a member of the Economic Club of New York, and the Oxford University Law Society.

Mr. Kampouris is 72 years old and has been a director since October 2001. He is a member of the Corporate Governance Committee and the Compensation and Organization Committee.

Mr. Kampouris’ term will expire at the 2008 Annual Meeting.

EILEEN S. KRAUS, retired, served as Chairman, Fleet Bank, Connecticut, a subsidiary of Fleet Boston Financial, from 1995 to 2000. She had been President, Shawmut Bank Connecticut, N.A., and Vice Chairman of Shawmut National Corporation since 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since 1990; and Executive Vice President of those institutions since 1987. She is the lead director of Kaman Corporation, a director of Rogers Corporation, and chairman of the advisory board of Iron Bridge Mezzanine Fund.

Mrs. Kraus is 68 years old and has been a director since October 1993. She is Chair of the Corporate Governance Committee and a member of the Audit Committee and the Executive Committee.

Mrs. Kraus’ term will expire at the 2009 Annual Meeting.

KATHRYN D. WRISTON, trustee of the John A. Hartford Foundation since 1991, the Practicing Law Institute since 1975, and Northwestern Mutual since 1986.

Mrs. Wriston is 68 years old and has been a director since April 1996. She is a member of the Compensation and Organization Committee and the Finance and Pension Committee.

Mrs. Wriston’s term will expire at the 2008 Annual Meeting.

LAWRENCE A. ZIMMERMAN, Senior Vice President and Chief Financial Officer of Xerox Corporation since June 2002. Prior to joining Xerox, Mr. Zimmerman held senior executive finance positions over a 31-year period with IBM. He is a director of Brunswick Corporation.

Mr. Zimmerman is 64 years old and has been a director since July 2005. He is a member of the Audit Committee and the Compensation and Organization Committee.

Mr. Zimmerman’s term will expire at the 2009 Annual Meeting.

Board of Directors

Meetings.    The Board of Directors met 6 times during 2006. The various board committees met the number of times shown in parentheses: Executive (0), Audit (4), Corporate Governance (3), Finance and Pension (3), and Compensation and Organization (5). The members of the board serve on the committees described in their biographical material on pages 1-3. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which such director served. Although the Company has no formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meetings, all members of the Board of Directors attended the 2006 Annual Meeting. The Board of Directors has adopted Director Independence Standards which are available free of charge on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com and a copy of which are attached as Exhibit 1 hereto. The Board of Directors has made the determination that all of its directors except the Chairman, Mr. Lundgren, are independent according to the Board’s Independence Standards, the applicable rules of the Securities and Exchange Commission and as independence is defined in Section 303A of the New York Stock Exchange listing standards. It is the policy of the Board of Directors that every member of the Audit, Corporate Governance and Compensation and Organization Committees should be an independent director. The charters of each of these committees and the Board of Directors Governance Guidelines are available free of charge on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com or upon written request to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations. Changes to any charter, the Board’s Independence Standards or the Corporate Governance Guidelines will be reflected on the Company’s website.

Executive Committee.    The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the board; however, the Executive Committee does not have the power to declare dividends or to take actions reserved by law to the Board of Directors.

Audit Committee.    The Audit Committee nominates the Company’s independent auditing firm, reviews the scope of the audit, approves in advance audit and non-audit services, and reviews with the independent auditors and the internal auditors their activities and recommendations, including their recommendations regarding internal controls and critical accounting policies. The Committee meets with the independent auditors, the internal auditors, and management, each of whom has direct and open access to the Committee. The Board of Directors has made the determination that all of the members of the Audit Committee are independent according to the Board’s Independence Standards, the applicable rules of the Securities and Exchange Commission and as independence is defined in Section 303A of the New York Stock Exchange listing standards. Directors who are not Committee members may attend any of the Committee’s meetings they wish to attend. The Board of Directors has determined that John G. Breen meets the requirements for being an Audit Committee Financial Expert as that term is defined in Item No. 407(d)(5) of Regulation S-K and that all members are financially literate under the current New York Stock Exchange listing standards. The Audit Committee operates under a charter, which is available free of charge on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com.

Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the board as to board membership and considers names submitted to it in writing by shareholders as well as recommendations from third party search firms, current directors, company officers, employees and others. The Committee recommends directors for board committee membership and committee chairs, and recommends director compensation. The procedures and processes followed by the Committee in connection with the consideration and determination of director compensation are described below under the heading “Director Compensation.” The Committee has taken the lead in articulating Stanley’s corporate governance guidelines and establishing a procedure for evaluating board performance. The Committee also approves policy guidelines on charitable contributions. The Company’s By-Laws require that any director be a shareholder of the Company. While the Committee does not have specific minimum qualifications for potential directors, all director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials. The Board of Directors has made the determination that all of the members of the Corporate Governance Committee are independent according to the Board’s Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Section 303A of the New York Stock Exchange listing standards. The Corporate Governance Committee operates under a charter, which is available free of charge on the “Corporate Governance” section of the Company’s website, www.stanleyworks.com.

Shareholders who wish to submit names to be considered by the Corporate Governance Committee for nomination for election to the Board of Directors should send written notice to the Secretary of the Company at its principal executive offices at least 60 days but no more than 90 days prior to the anniversary of the date of the previous year’s annual meeting, which notice should set forth (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of Stanley that are beneficially owned by each such person, and (iv) such other information concerning each such person as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of each such nominee.

Compensation and Organization Committee.    The Compensation and Organization Committee, with the assistance of Hewitt Associates, periodically conducts on-going evaluations of existing compensation programs. During 2006, the Committee held three executive sessions to review the Company’s existing executive compensation programs. A representative from Hewitt Associates was present at one of those executive sessions and no management employees participated in executive sessions relating to compensation arrangements for our Chief Executive Officer. The Committee also administers the Company’s executive compensation plans. The procedures and process followed by the Compensation and Organization Committee’s in connection with the consideration and determination of executive compensation are described below under the heading “Executive Compensation.” The Board of Directors has made the determination that all of the members of the Compensation and Organization Committee are independent according to the Board’s Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Section 303A of the New York Stock Exchange listing standards. The Compensation and Organization Committee operates under a charter, which is available free of charge on the “Corporate Governance” section of the Company’s website, www.stanleyworks.com.

Finance and Pension Committee.    The Finance and Pension Committee advises in major areas concerning the finances of the Company and oversees the Company’s administration of its qualified and non-qualified defined contribution and defined benefit retirement plans. The Board of Directors has made the determination that all of the members of the Finance and Pension Committee are independent according to the Board’s Independence Standards, applicable rules of the Securities and Exchange Commission and as independence is defined in Section 303A of the New York Stock Exchange listing standards.

Compensation.    Stanley pays its directors who were not employees of the Company or any of its subsidiaries an annual retainer and pays an additional fee to those non-employee directors who serve as committee chairs. The annual retainer fee paid to such directors in 2006 was $75,000 and the annual fee for committee chairs was $10,000. Non-employee directors may defer any or all of their fees in the form of Stanley Common Stock or as cash accruing interest at the five-year treasury bill rate; a director is required to defer his or her fees, in the form of Stanley Common Stock, so long as he or she owns fewer than 7,500 shares. Stanley also grants its non-employee directors Restricted Stock Units with dividend equivalent rights pursuant to the Company’s Restricted Stock Unit Plan for Non-Employee Directors (the “Director RSU Plan”). These Awards are fully vested at the time of grant and entitle each recipient to a cash payment equal to the market value of a share of Stanley stock at the time of settlement plus accrued dividends from the date of grant. The settlement date is the date specified by the director as the date, or dates, on which distributions are to be made following the date on which the director ceases to be a director of the Company. Distributions may be made in a single lump sum in the first year following the termination of the director’s service or in up to ten equal annual installments, at the election of the director. On April 26, 2006, each non-employee director of the Company received 2,000 Restricted Stock Units with dividend equivalent rights pursuant to the Director RSU Plan.

Executive Sessions and Communications with the Board.    The chairpersons of the committees of the Board of Directors preside over executive (non-management) meetings of the Board on a rotating basis. Shareholders or others wishing to communicate with said chairpersons, the Board generally, or any specific member of the Board of Directors may do so by mail, addressed to The Stanley Works, c/o Corporate Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053 or by calling The Stanley Works Ethics Hotline, an independent toll-free service at 1-800-424-2987 (extension 53822).

Business Conduct Guidelines.    The Company has adopted a worldwide set of Business Conduct Guidelines applicable to all of its directors, officers and employees and a code of ethics for the CEO and senior financial officers. Copies of these documents are available free of charge on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com or otherwise upon request addressed to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Director Continuing Education.    The Company regularly provides directors with continuing education on a variety of topics. In 2006, subjects covered with Board members included instruction on the new proxy rules applicable to executive compensation, which was presented by an outside compensation specialist; a report on shareholder activism, which was presented by an investment banking firm; a presentation on officer and director liability and the related insurance implications; and a presentation on the Company’s compliance and ethics program. In addition, the Company provided all directors with a subscription to Agenda, a weekly publication that focuses on governance issues of interest to directors of public companies.

Related Party Transactions.    Pursuant to the Company’s Business Conduct Guidelines, employees, officers and directors are required to bring any potential conflict of interest, including any proposed Related Party transaction involving a Related Person as that term is defined in Item 404(a) of Regulation S-K, to the attention of the General Counsel. The General Counsel obtains the facts to determine whether a conflict or potential conflict exists and determine the appropriate action in consultation with appropriate members of management. Where a proposed transaction involves a Related Person as that term is defined in Item 404(a) of Regulation S-K, the General Counsel discusses the reasons for the transaction with appropriate members of management. In the event management believes it is in the best interest of the Company to proceed with the transaction, the proposed transaction is brought to the attention of the Board for its review and approval.

In 2006, the Company engaged KSM Associates to provide certain business consulting services to the Company. One of the principals of KSM Associates is Andrew Kampouris, the son of Emmanuel A. Kampouris. This transaction was reviewed prior to engaging KSM Associates pursuant to the procedure described above and was approved by the Board. As part of its review, the Board considered whether, if KSM Associates were engaged, Mr. Kampouris would no longer qualify as an independent director. The Board determined that, due to the limited scope of the engagement, the nature of the services to be provided and the anticipated fees, Mr. Kampouris’ status as an independent director would not be affected. Total payments to KSM Associates in 2006 were less than $170,000.

Compensation Committee Interlocks and Insider Participation.    The following persons served as members of the Compensation and Organization Committee during 2006: Virgis W. Colbert, Emmanuel A. Kampouris, Kathryn D. Wriston, Lawrence A. Zimmerman.

Security Ownership of Certain Beneficial Owners

No person or group, to the knowledge of the Company, owned beneficially more than five percent of the outstanding common shares as of February 28, 2007, except as shown in this table. As of February 28, 2007, Citibank, N.A. owned of record 11.2% of the outstanding common shares as Trustee under the Stanley Account Value (401(k)) Plan for the benefit of the plan participants.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common Stock $2.50 par value	Allianz Global Investors Managed Accounts LLC 1345 Avenue of the Americas, 49th Floor New York, New York, 10105	5,065,687 (sole power to vote and to dispose)	6.23%

Common Stock $2.50 par value	Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dalls, TX 75201-2761	10,957,899 (6,526,662 sole power to vote or direct the vote; 4,431,237 shared power to vote or direct the vote; 10,957,899 sole power to dispose or direct the disposition)	13.48%

Common Stock $2.50 par value	FMR Corp. 82 Devonshire Street Boston, MA 02109	6,336,791 (292,183 sole power to vote or direct the vote; 6,336,791 sole power to dispose or direct the disposition)	7.79%

Security Ownership of Directors and Officers

No director, nominee or executive officer owns more than 1% of the outstanding common shares. As of February 28, 2007, the executive officers and directors as a group owned beneficially approximately 1.67% of the outstanding common shares. The following table sets forth information as of February 28, 2007 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 15, and all directors, nominees, and executive officers as a group (except with respect to (a) the Supplemental Account Value Plan shares shown within footnote 3 below and (b) the shares shown in footnotes 2 and 4 below, the beneficial owner of the shares shown for the most part has sole voting and investment power):

Name	Common Shares Owned		Percent of Class Owned
John G. Breen	21,429	(1)(2)	*
Stillman B. Brown	49,500	(1)	*
Virgis W. Colbert	8,849	(1)(2)	*
Hubert W. Davis, Jr.	111,244	(1)(3)(4)	*
Emmanuel A. Kampouris	19,000	(1)	*
Eileen S. Kraus	40,457	(1)(2)	*
James M. Loree	393,830	(1)(3)(4)	*
John F. Lundgren	307,937	(1)(4)	*
Donald R. McIlnay	120,683	(1)(3)	*
Thierry Paternot	100,000	(1)	*
Kathryn D. Wriston	28,500	(1)	*
Lawrence A. Zimmerman	5,778	(2)	*
Directors and executive officers as a group (18 persons)	1,385,510	(1)(2)(3)(4)	1.67%
*	Less than 1%
(1)	Includes shares which may be acquired by the exercise of stock options as follows: Mr. Breen, 6,000; Mr. Brown, 17,500; Mr. Colbert, 2,318; Mr. Davis, 95,000; Mr. Kampouris, 6,000; Mrs. Kraus, 17,500; Mr. Loree, 300,000; Mr. Lundgren, 281,250; Mr. McIlnay, 103,750; Mr. Paternot, 100,000; and Mrs. Wriston, 17,500; and all directors and executive officers as a group, 1,070,821.
(2)	Includes the share accounts maintained by Stanley for those of its directors who have deferred their director fees as follows: Mr. Breen, 12,429; Mr. Colbert, 6,531; Mrs. Kraus, 21,189; Mr. Zimmerman, 2,278; and all directors as a group, 42,426.
(3)	Includes shares held as of February 28, 2007 under Stanley’s savings plans (Account Value Plan and Supplemental Account Value Plan respectively), as follows: Mr. Davis, 934/1,126; Mr. Loree, 1,127/3,525; Mr. McIlnay, 3,221/0; and all executive officers as a group, 21,822/13,687.
(4)	Includes restricted share unit accounts maintained by Stanley as follows: Mr. Davis, 7,866; Mr. Loree, 80,000; and all executive officers as a group, 93,741.

Audit Committee Report

In connection with the December 30, 2006 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence. Based upon these reviews and in reliance upon these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee

John G. Breen (Chair)

Stillman B. Brown

Eileen S. Kraus

Lawrence A. Zimmerman

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation and Organization Committee

Virgis W. Colbert (Chair)

Emmanuel A. Kampouris

Kathryn D. Wriston

Lawrence A. Zimmerman

Executive Compensation

Compensation Discussion and Analysis

The Company’s primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with the Company’s overall business strategies, create a common interest with the Company’s shareowners, and attract and retain highly qualified executives. The Compensation and Organization Committee of our board of directors (which we will refer to as the “Committee”) is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers. In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that the Company maintains strong links between executive pay and performance, the Committee:

•	has retained its own independent compensation consultant to advise on executive compensation issues and plan design;

•	reviews detailed compensation “tally sheets” for each named executive officer which include the following information:

•	the annual compensation and benefit values that are being offered to each executive;

•	the value of all outstanding equity awards;

•	the accrued value of retirement benefits; and

•

the amount of the Company’s other obligations in the event the executive's employment terminates under various circumstances, including death, disability, involuntary termination without cause, or in connection with a change in control of the Company.

•

meets with our Chief Executive Officer and other management in connection with compensation matters and periodically meets in executive session with its consultant but without management to evaluate management’s input;

•	solicits comments from other board members regarding its recommendations at regularly scheduled board meetings.

The Company believes that total executive compensation should be targeted at the median of compensation packages for executives in similar positions and with similar responsibilities at companies of comparable size. In setting compensation for the executive officers, the Committee considers comparative market data gathered by its compensation consultant. In addition to data compiled with respect to 200-300 companies in the general marketplace, information is provided with respect to the companies in the Company’s Peer Group: American Standard Companies, Inc., The Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Illinois Tools Works, Inc., Ingersoll-Rand Company, Masco Corporation, Newell Rubbermaid Inc., Snap-On

Incorporated, and The Sherwin-Williams Company. These two separate “data points” create a range of comparative compensation values which are utilized by the Committee to confirm that salary levels and overall incentive opportunities approved by the Committee are consistent with the Company's overall objectives.

As a general rule, the Company’s executive compensation programs are designed so that, at target levels of performance, approximately 50%—60% of an executive’s annual compensation (consisting of salary, short-term incentives and long-term incentives) is represented by variable compensation which is “at risk”—the greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is “at risk.” Variable compensation consists of annual cash incentives, representing approximately 40% of at risk compensation, and long-term compensation (other than restricted stock units) representing approximately 60% of at risk compensation, each of which is described below under “Compensation Components.”

Compensation Components

Salaries

The Company believes that aggregate expenditures for executive base salaries should generally be managed to the median of expenditures incurred at comparable companies for base salaries of executives in similar positions and with similar responsibilities. Individual base salaries may rise above or fall below the median for a particular position based on a number of factors. In general, base salaries may be above the median if, in the Committee’s view, a particular executive’s performance exceeded expectations, an executive takes on additional responsibilities, the executive has a significant tenure with the Company, or the executive has received a competing offer. For example, with respect to the Company’s fiscal years 2005 and 2006, the Committee approved an annual base salary of $550,000 (effective as of July 1, 2005) and an increase to $580,000 (effective as of November 1, 2006) for James M. Loree, the Executive Vice President and Chief Financial Officer. Mr. Loree’s salary is approximately 10.5% above the market median for someone who functions solely as a chief financial officer. The Committee believes that Mr. Loree’s base salary was reasonable and appropriate because, in addition to performing functions generally associated with a chief financial officer, Mr. Loree performs other executive functions. Base salaries are reviewed at twelve to sixteen month intervals, and adjusted from time to time to realign salaries with market levels, individual performance and incumbent experience. The Committee also evaluates salaries relative to others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual and long term bonus opportunities, where a failure to make such an adjustment would result in a compensation imbalance that the Committee deems inappropriate.

Performance-Based Annual Cash Incentives (MICP Awards)

Each of our executive officers participates in the Company’s Management Incentive Compensation Plan (“MICP”), which is designed to compensate executives and other managers based on achievement of annual corporate and divisional goals, as well as on achievement of individual goals (for those who are not named executive officers). Under the MICP, each participant has an opportunity to earn a threshold, target or maximum bonus amount that is contingent upon achieving the relevant performance goals. The particular performance goals are established during the first quarter of each calendar year and reflect those measures which the Company views as key indicators of successful performance. For 2006, the corporate goals consisted of sales growth, earnings per diluted share (EPS) and cash flow multiple (operating cash flow less capital expenditures divided by net earnings) and were weighted as follows: sales growth (20%); EPS (60%) and cash flow multiple (20%). The weighting of these goals was designed to establish the balance in results that the Company had deemed necessary for success for the 2006 fiscal year and, thereby, to appropriately focus management on achieving those results. In the case of divisional managers, additional divisional performance goals were established, as discussed below.

The specific targets relating to each of these performance goals are tied to the Company’s annual business plan and operating budget, each of which is approved by our board of directors at or prior to the time performance goals are set for our annual and long-term incentives. In setting these goals, the Committee considers management’s recommended performance goals, the Company’s performance in the prior year, the annual plan and operating budget, and the nature of the Company’s operating environment. Once satisfied with the degree of difficulty associated with goal achievement, the Committee approves the targets for each performance cycle. As a general rule, the Committee seeks to establish goals such that the likelihood of missing the target goal is at least as high as the likelihood of achieving the target goal based on reasonable assumptions and projections at the time of grant, though the Committee may establish the target goal at a higher or lower level in appropriate circumstances.

With respect to fiscal year 2006, the annual award for each of Messrs. Lundgren, Loree and Davis was contingent solely on the achievement of corporate goals; for each of Messrs. McIlnay and Paternot twenty-five percent of their annual award was contingent on the achievement of the corporate EPS goal and seventy-five percent was contingent on the achievement of performance goals relating to their particular divisions. For Mr. McIlnay, the head of the Company’s industrial tools and emerging market businesses, the divisional goals were based on operating margins (45%), gross margins (15%) and working capital (15%) and for Mr. Paternot, the head of the Company’s European business, the divisional goals were based on operating margins (45%), organic sales growth (15%) and working capital (15%). The weighting of goals for divisional managers, including Messrs. McIlnay and Paternot, was designed to establish the balance in results that the Company deemed necessary for successful performance of the respective divisions while maintaining incentives for divisional managers also to consider and strive for the success of the Company as a whole.

The potential incentive bonus payments for 2006 for our Chief Executive Officer under the MICP, expressed as a percentage of his eligible salary, was 50% for achievement of performance at threshold level, 100% for achievement of performance at target level, and 200% for achievement of maximum performance.

The potential incentive bonus payments for 2006 for each of our named executive officers under the MICP, other than Chief Executive Officer, expressed as a percentage of their eligible salary, ranged from 25% to 30% for achievement of performance at threshold level, 50% to 70% for achievement of performance at target level, and 100% to 140% for achievement of maximum performance.

For 2006, our EPS from continuing operations (adjusted for certain non-recurring events) was $3.50, which represented 101% of the target level; our sales growth was 22.3%, which represented 98% of the target level; and our cash flow multiple was 124% which represented 124% of target level. As a result, Messrs. Lundgren, Loree and Davis earned bonuses equal to 130.4% of their target bonuses.

Based on the corporate results discussed above and the results of their respective divisions, Messrs. McIlnay and Paternot earned annual bonuses equal to 80% and 118% of their target bonuses respectively.

Performance goals and the range of potential annual bonus payments for the 2007 fiscal year pursuant to the 2006 MICP were established in February 2007. The performance criteria are based on achievement in fiscal 2007 of corporate earnings per share, sales growth and cash flow multiple targets, as well as individual performance goals and, for participants based in specific divisions, additional divisional performance criteria and goals. The Committee considered the performance goals sufficient to require a substantial effort to achieve maximum performance.

The potential bonus payments for 2007 for our Chief Executive Officer under this program, expressed as a percentage of his eligible salary, are 50% for achievement of performance at threshold level, 100% for achievement of performance at target level, and 200% for achievement of maximum performance.

The potential bonus payments for each of our other four most highly compensated executive officers under this program, expressed as a percentage of their eligible salary, range from 30-50% for achievement of threshold performance, 60-100% for achievement of target performance, and 120-160% for achievement of maximum performance.

Long-Term Incentives

The Company believes that the most effective means to encourage long-term performance by our executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals and which, in each case, are settled in shares of our common stock.

For a number of years, equity based awards that vest based on continued employment consisted solely of stock options. Beginning with grants made in December 2005, the Committee reduced by 50% the number of shares underlying stock option grants and added a grant of time-based restricted stock units (RSUs) for a lesser number of shares but with the same fair value (determined using a Black-Scholes analysis). For the December 2005 and 2006 grants, one RSU was granted for every four shares underlying options that would have been granted had the Company continued to grant only options. The Company believes that a combination of options and RSUs more closely equates the value of the benefit as perceived by the recipient to the accounting expense of the benefit to the Company, as options and RSUs receive the same accounting treatment but RSUs are perceived by many recipients as having higher value. The Company also believes that the resulting blend of options and RSUs more accurately reflects the pattern of equity-based awards that prevails in the Company’s Peer Group and in the external market generally.

Performance based RSUs (“performance units”) are earned based on the achievement of pre-established corporate performance goals over a three-year performance period. One-half of the award is contingent on achieving stated levels in earnings per share (“EPS”) and one-half is based on targets relating to return on capital employed (“ROCE”). The ROCE computation for the LTIP plan performance targets is defined as net earnings divided by a two point average of capital employed; net earnings adds back after-tax interest expense and intangibles amortization, and capital employed represents debt plus equity less cash. The Company believes that using EPS and ROCE as the performance measurements and giving them equal weight provides appropriate incentives for management to generate shareholder return and position the Company for continued growth.

Performance goals are recommended by management based upon the Company’s historical performance, strategic direction, and anticipated future operating environment and are established during the first quarter of the performance cycle. The Committee considers management’s recommended performance goals, the Company’s performance to date and strategic direction, and the nature of the Company’s future operating environment and, once satisfied with the degree of difficulty associated with goal achievement, approves the targets for each performance cycle. As a general rule, the Committee seeks to establish goals such that the likelihood of missing the target goal is at least as high as the likelihood of achieving the target goal based on reasonable assumptions and projections at the time of grant, though the Committee may establish the target goal at a higher or lower level in appropriate circumstances. In order to ensure that the basis upon which management’s performance is measured remains consistent over a performance cycle, the Committee has the discretion to adjust the manner in which EPS and ROCE are determined at the end of each performance cycle to take into account certain non-recurring events (such as significant acquisitions and divestitures) during the performance cycle and the Company’s Total Shareholder Return versus its Peer Group. The Company intends that any adjustment of this type would ensure that the results are comparable to the originally established targets, such as for significant acquisitions or divestitures consummated after the performance goals were established, and would not constitute a modification of original performance targets established for the performance cycle.

For the 2004 to 2006 performance period, the award target ranges for the executives identified in the table on page 15 were: Mr. Lundgren: 21,408-85,635 shares, Mr. Loree: 10,504-41,962 shares, Mr. Davis: 4,624-18,497 shares, and Mr. McIlnay: 6,394-25,690 shares. Reported earnings per diluted share for fiscal year 2006 were $3.47 from continuing operations, which represented a compounded annual growth rate of 49.4% over the performance period, and ROCE, as defined above, was 17.4%. As a result, Messrs. Lundgren, Loree, Davis and McIlnay earned performance units equal to 75,616; 37,052; 16,333 and 22,684 shares, respectively. Mr. Paternot did not receive an award for the 2004—2006 performance period as he was not an employee of the Company at the time those awards were granted.

With the exception of the performance award to Mr. Paternot for the 2006 through 2008 performance period, targets for the 2005 through 2007 and 2006 through 2008 performance periods were established in the manner described above. In order to satisfy French tax and legal requirements, Mr. Paternot’s award in 2006 was made in the form of a grant of performance-based restricted shares that will vest in three years only if the performance criteria are met over a three-year period. Mr. Paternot’s award was designed to provide appropriate incentives for him to integrate the Facom Tools business with Stanley’s existing industrial tools business in Europe and to generate growth in the combined business over the performance period. Consistent with that intention, the performance criteria for Mr. Paternot are based on performance goals established for the Company’s Facom Tools business and the European industrial tools business as a whole.

Timing of Stock Option and RSU Grants.    With the exception of grants made to French participants, including Mr. Paternot, annual grants of stock options and restricted stock units to our executive officers and other eligible employees are made at a regularly scheduled meeting of the Committee held during the fourth quarter of each year and the grant date is the date of that meeting. The grant date for grants to French participants is the first date on which grants may be made consistent with French legal and tax requirements following the date of the Committee meeting at which other annual grants are made and the grant price is the higher of the average of the high and low price of a share on the date of grant and 80% of the average opening price on the New York Stock Exchange for the 20 days preceding the date of grant. The Committee may also make occasional grants during the year and has delegated to the Company‘s Chief Executive Officer the authority to make occasional “off cycle” grants to employees who are not executive officers of the Company. These grants are typically associated with promotions, acquisitions and hiring; the grant date for occasional grants is the date the grant authorization is signed by the Chief Executive Officer or a later date specified in the grant authorization. The grant price for all stock option grants other than those to French Participants is the average of the high and low price of a share as quoted on the New York Stock Exchange Composite Tape on the date of grant.

Post-Termination Benefits

Retirement Benefits.    The Company has in effect various retirement programs, consisting of the Stanley Account Value Plan; the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works; The Stanley Works Supplemental Executive Retirement Plan; and a CEO Make-Whole Retirement Arrangement for Mr. Lundgren. Mr. Loree is the only named executive officer who participates in The Stanley Works Supplemental Executive Retirement Plan. Each of these arrangements is described in more detail beginning on page 15 under the headings “Summary Compensation Table,” “Pension Benefits,” and “Non-Qualified Defined Contribution and Deferred Compensation Plans.” Mr. Paternot does not participate in any of these plans, but does participate in a retirement plan provided by his employer, Stanley Doors France SAS to its directors. Under that plan, Stanley Doors France and Mr. Paternot make contributions to a fund that is managed by an independent third party. Mr. Paternot would receive certain disbursements from that fund upon retirement; Stanley Doors France has no obligations with respect to that fund beyond the obligation to make contributions during the term of Mr. Paternot‘s employment.

Employment and Change in Control Agreements; Severance Agreements.    For many years, the Company has followed the practice of entering into a written employment agreement with its Chief Executive Officer. Consistent with this practice, the Company entered into an employment agreement with John Lundgren in March, 2004. In negotiating the terms of that agreement, the Company considered Mr. Lundgren‘s experience, his prior compensation, the compensation of his predecessor at the Company and, with assistance from its compensation consultant, the prevailing market practice for Chief Executive Officer compensation. In view of the fact that Mr. Lundgren had not previously served as the Chief Executive Officer of a public company, the Company negotiated his initial compensation package at a targeted level below the median compensation package for Chief Executive Officers with similar responsibilities at comparable companies. In October, 2006, the Committee approved an increase in Mr. Lundgren‘s salary that brings his compensation package to the median for Chief Executive Officers with similar responsibilities at comparable companies. A detailed description of Mr. Lundgren‘s employment agreement is set forth under the heading “Executive Officer Agreements” on page 23.

Mr. Paternot served as the President of Facom S.A. prior to the Company‘s acquisition of the Facom Tools business. In the course of its due diligence, the Company determined that Mr. Paternot‘s continued employment would help ensure the success of the Facom business following the acquisition and the successful integration of that business with the Company‘s existing industrial tools business in Europe. Mr. Paternot‘s employment agreement therefore was negotiated as part of the negotiations to acquire the Facom Tools business and became effective upon the closing of the transaction on January 2, 2006. His compensation package was designed to be commensurate with the compensation provided by his previous employer and to provide appropriate incentives for him to integrate the Facom Tools business with the Company‘s European Tools business and to remain with the Company for a minimum of three years. A detailed description of Mr. Paternot‘s employment agreement is set forth under the heading “Executive Officer Agreements” on page 23.

The Company has entered into change in control agreements with certain members of senior management, including Messrs. Lundgren, Loree, Davis and McIlnay. In these agreements, the Company seeks to help foster retention by providing appropriate levels of severance protections to appropriate members of management based on prevailing market practices. To that end, the Company updated its standard change in control agreements in 2003. The benefits that would be received by Messrs. Lundgren, Loree, Davis and McIlnay in the event of termination following a change in control are set forth under the heading “Termination and Change in Control Provisions” on page 24.

Perquisites

The Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a substantial amount of compensation in the form of perquisites. In 2006, the only perquisites provided to the Company’s executive officers were financial planning services, life and long term disability insurance, car allowance and executive medical exams.

Tax Deductibility Under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed by the Company at year-end. The Company believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Company has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Company also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Minimum Stock Ownership Guidelines

In furtherance of the Company’s policy to create an ownership culture and because the Company believes it is important for executive officers and other senior employees to have a meaningful investment in Stanley, the Company has established guidelines for minimum stock ownership. These guidelines provide that over a five-year period commencing on the date of hire or promotion to a senior management position, stock ownership will reach the following minimum levels, expressed as a multiple of base salary: three times for the chief executive officer; two times for the Executive Vice President and Chief Financial Officer; and one time for other executive officers and certain other members of senior management. Consistent with this policy, awards to participants under the Company’s long term performance award program will be settled in shares of common stock that are subject to transferability restrictions to the extent that a participant does not hold the minimum ownership levels specified in the policy at the time of distribution of the award.

Hedging; Pledging

The Company’s Board of Directors has adopted a policy against hedging transactions and discouraging pledging transactions. Pursuant to the policy, hedging is not permitted and any officer, director or employee who wishes to pledge shares must obtain the prior approval of the General Counsel. A copy of this policy is available on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com.

Forfeiture of Awards in the Event of Restatement

The Company’s Board of Directors has adopted a “recoupment” policy relating to unearned incentive compensation of executive officers. Pursuant to this policy, in the event our Board or an appropriate committee thereof determines that any fraud, negligence or intentional misconduct by an executive officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee will take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Such actions may include requiring reimbursement of bonuses or incentive compensation paid to the officer after January 1, 2007, requiring reimbursement of gains realized upon the exercise of stock options, and cancellation of restricted or deferred stock awards and outstanding stock options. In determining what actions are appropriate, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence or intentional misconduct. A copy of this policy is available on the “Corporate Governance” section of the Company’s website at www.stanleyworks.com.

Summary Compensation Table

This table shows the compensation earned for service in all capacities during fiscal year 2006 for Stanley’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
John F. Lundgren	2006	833,333	0	2,679,335	974,912	1,303,879	138,116	234,139	6,163,714
Chairman and CEO
James M. Loree	2006	555,000	0	1,087,049	748,762	501,994	179,807	124,092	3,196,704
Executive Vice President and CFO
Hubert W. Davis, Jr.	2006	340,000	0	406,248	207,150	221,659	0	102,240	1,277,297
Senior Vice President, Business Transformation
Donald R. McIlnay	2006	401,250	0	569,754	152,386	160,307	0	67,923	1,351,620
Senior Vice President and President, Industrial Tools Group and Emerging Markets
Thierry Paternot	2006	628,400	0	95,291	1,072,500	743,555	0	18,799	2,558,545
President, Stanley Tools-Europe

Footnote to Column (a) of Summary Compensation Table

Mr. Paternot’s compensation is paid in Euros. It has been converted into dollars using the average U.S. Dollar to Euro exchange rate for the twelve month period ending December 30, 2006 that is used in the preparation of the Company’s financial results. That rate is 1.2568 US Dollars per Euro.

Footnote to Column (e) of Summary Compensation Table

This column reflects the dollar amount associated with all outstanding restricted stock units and performance awards recognized for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123(R). See footnote K on page 74 of the Company’s report on Form 10-K for assumptions used in the valuation of these awards and related disclosures.

Footnote to Column (f) of Summary Compensation Table

This column reflects the dollar amount associated with all outstanding stock option awards recognized for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123(R). See footnote K on page 74 of the Company’s report on Form 10-K for assumptions used in the valuation of these awards and related disclosures.

Footnote to Column (g) of Summary Compensation Table

The dollar amounts set forth in this column reflect incentive compensation earned pursuant to the Company’s MICP for the 2006 fiscal year, which vested upon distribution in the first quarter of 2007.

Footnote to Column (h) of Summary Compensation Table

The following amounts included in this column are attributable to the following plans:

Increase in actuarial present value of Mr. Lundgren’s benefit under the CEO Make-Whole Retirement Arrangement—$138,116. See the footnote to Column (b) of Pension Benefits Table on page 20 for the assumptions used in making this calculation.

Increase in actuarial present value of Mr. Loree’s benefit under The Stanley Works Supplemental Executive Retirement Plan—$179,807. See the footnote to Column (b) of Pension Benefits Table on page 20 for the assumptions used in making this calculation.

Footnote to Column (i) of Summary Compensation Table

Consists of company contributions and allocations for Messrs. Lundgren, Loree, Davis and McIlnay under The Stanley Works Account Value Plan (matching and Cornerstone) and the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works (supplemental matching and supplemental Cornerstone), company contributions and allocations for Mr. Paternot to a defined contribution plan maintained by Stanley Doors France SAS that is tax-qualified under French law, and life insurance premiums, car allowance, cost of financial planning services and cost of annual physical, as set forth in the table below. Certain contributions for Mr. Lundgren will offset pension benefits as described on pages 20-21.

Name	Year	Defined Contribution Plans ($)	Insurance ($)	Car ($)	Financial Planning ($)	Column (i) Total ($)
John F. Lundgren	2006	168,461	32,880	16,750	16,048	234,139
James M. Loree	2006	90,427	11,722	16,750	5,193	124,092
Hubert W. Davis, Jr.	2006	70,625	14,329	15,250	2,036	102,240
Donald R. McIlnay	2006	36,413	14,760	16,750	0	67,923
Thierry Paternot	2006	11,249	3,622	3,928	0	18,799

The Stanley Account Value Plan is a Section 401(k) retirement program that covers certain employees of Stanley and its U.S. affiliates who are subject to the income tax laws of the United States. The Plan features two accounts: the “Choice Account” and the “Cornerstone Account.”

The Choice Account offers eligible participants the opportunity for tax-deferred savings and, with respect to certain funds, a choice of investment options. For each calendar year, the Company provides a 50% match on the first 7% of pay contributed by a participant on a pre-tax basis for the year. Annual pay and the amount of elective contributions are subject to limits set forth in the tax law. In 2006, participants could direct the investment of a portion of the amounts that were credited to their Choice Accounts. The portion of the Choice Account that was not subject to a participant’s investment direction was automatically invested in the Stanley Stock Fund, which invests primarily in Company stock while maintaining an appropriate level of short term investments to meet daily liquidity needs. Effective January 1, 2007, participants are permitted to direct the investment of all funds credited to their Choice Accounts. Matching allocations to the Choice Accounts are 100% vested once a participant has completed three years of service, but are not vested prior to the completion of three years of service.

The Cornerstone Account provides a “core” retirement benefit for certain participants. This account is 100% funded by separate allocations that are not dependent on contributions by participants. The Cornerstone Account is not subject to a participant’s investment direction. The regular allocation to a participant’s Cornerstone Account for a calendar year is based on the participant’s age on the last day of the calendar year and the participant’s pay (subject to limits set forth in the tax law) for each calendar quarter during the year (with pay recognized for a calendar quarter only if the participant has employment status on the last day of the calendar quarter) as follows:

Age	Allocation Amount (% of Pay)
Less than 40	3%
40 - 54	5%
55 and older	9%

Prior to 2007, a participant became 100% vested in allocations to the Cornerstone Account upon the completion of five years of service but was not vested in allocations to the Cornerstone Account before the completion of five years of service. Effective January 1, 2007, allocations to the Cornerstone Account are 100% vested once a participant has completed three years of service and are not vested prior to the completion of three years of service. In addition, regardless of years of service, a participant will become 100% vested in the total value of both the Choice Account and the Cornerstone Account if, while the participant is employed by the Company, the participant reaches age 65 or becomes totally and permanently disabled or dies. If a participant dies while employed by the Company, the total value of the participant’s accounts will be payable to his or her beneficiary.

The CEO Make-Whole Retirement Arrangement and The Stanley Works Supplemental Executive Retirement Plan are described on pages 20-21 under the heading “Pension Benefits.” The Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works is described on pages 21-22 under the heading “Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Grants of Plan Based Awards Table [2006 Grants]

This table sets forth information concerning equity grants to the named Executive Officers during the fiscal year ended December 30, 2006 as well as the range of future payouts under non-equity incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing price at Date of Grant	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
John F. Lundgren	February 21, 2006	500,000	1,000,000	2,000,000
	March 20, 2006				7,765	15,530	31,062					372,798
	December 11, 2006							38,750				1,981,481
	December 11, 2006								75,000	$51.14	$51.03	901,485
James M. Loree	February 21, 2006	192,500	385,000	770,000
	March 20, 2006				3,737	7,474	14,949					179,413
	December 11, 2006							12,500				639,188
	December 11, 2006								50,000	$51.14	$51.03	600,990
Hubert W. Davis, Jr.	February 21, 2006	85,000	170,000	340,000
	March 20, 2006				1,650	3,300	6,601					79,217
	December 11, 2006							3,750				191,756
	December 11, 2006								15,000	$51.14	$51.03	180,297
Donald R. McIlnay	February 21, 2006	100,000	200,000	400,000
	March 20, 2006				2,330	4,659	9,319					111,863
	December 11, 2006							3,750				191,756
	December 11, 2006								15,000	$51.14	$51.03	180,297
Thierry Paternot	January 1, 2006	314,200	628,400	942,600
	February 8, 2006				12,350	24,700	37,050					592,924
	February 8, 2006								200,000	$48.32	$48.61	2,340,000

Footnote to Columns (c), (d) and (e) of Grants of Plan-Based Awards Table

The amounts set forth in these columns are the threshold, target and maximum bonuses each of the Named Executive Officers was eligible to receive pursuant to the Company’s 2006 MICP for the 2006 fiscal year. The bonuses earned, which were distributed during the first quarter of 2007 pursuant to the terms of the Plan, are set forth in Column (g) of the Summary Compensation Table.

Footnote to Columns (f), (g) and (h) of Grants of Plan-Based Awards Table

The performance awards identified in columns (f), (g) and (h) cover the three year performance period that expires at the end of the Company’s 2008 fiscal year. Each performance award represents the right to receive the number of Stanley shares shown in the table, subject to the attainment of performance goals at the end of the performance period and continued employment. An award recipient must generally remain employed until the time of settlement of performance awards, but pro-rated awards will be paid if the performance goals are met and the participant’s employment terminates as a result of retirement, death or disability. With the exception of Mr. Paternot’s Award, one-half of the potential award is contingent on the achievement of earnings per share growth and one-half is contingent on the achievement of return on capital employed. Mr. Paternot’s award is contingent on the achievement of established goals for the Facom and Stanley Europe Tools businesses.

The number of performance shares each executive would be eligible to receive, set forth in columns f, g and h, were determined by multiplying the executive’s base salary as of January 1, 2006 by the applicable performance factor, which ranged from 25-50% in the case of threshold performance, 50-100% in the case of target performance and 100-200% on the case of maximum performance, and dividing the resulting number by the average of the high and low price of Stanley stock on the date of grant. Unless the Committee otherwise determines, no shares will be issued in respect of a performance goal unless threshold performance is achieved for that goal and the number of shares to be issued will be pro-rated in the event performance falls between threshold and target or target and maximum performance.

Footnote to Column (i) of Grants of Plan-Based Awards Table

The restricted stock awards identified in this column are restricted stock units awarded on December 11, 2006 that will vest in four equal annual installments on each of the following four anniversaries of the date of grant.

Footnote to Column (j) of Grants of Plan-Based Awards Table

With the exception of stock options granted to Mr. Paternot, the stock options identified in this column are stock options granted on December 11, 2006 that will vest in four equal annual installments on each of the following four anniversaries of the date of grant. The stock options granted to Thierry Paternot were granted on February 8, 2006 pursuant to the terms of Mr. Paternot’s employment agreement and vest as follows: 50% on the first anniversary of the date of grant; 25% on the second anniversary of the date of grant and 25% on the third anniversary of the date of grant.

Footnote to Column (k) of Grants of Plan-Based Awards Table

All stock option grants are made pursuant to Stanley’s 2001 Long Term Incentive Plan (the “2001 Plan”). The 2001 Plan, which has been approved by the Company’s shareholders, provides that the purchase price per share purchasable under an option shall not be less than the Fair Market Value of a share on the date of grant. The Plan defines the Fair Market Value of a share as the average of the high and low price of a share as quoted on the New York Stock Exchange Composite Tape on the date as of which fair market value is to be determined. The grant price may, therefore, be higher or lower than the closing price per share on the date of grant. The closing price per share on the date of grant is set forth in the column immediately adjacent to column (k).

Footnote to Column (l) of Grants of Plan-Based Awards Table

This column reflects the grant date fair value computed in accordance with FAS 123(R) of the stock option grants, restricted stock unit grants and performance awards identified in this table. See footnote K on page 74 of the Company’s report on Form 10-K for assumptions used in the valuation of these awards and related disclosures.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options, option awards, and restricted stock unit awards held by the Named Executive Officers on December 30, 2006.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J.F. Lundgren	125,000	125,000		38.99	3/1/2014
	75,000	75,000		41.43	10/15/2014
	18,750	56,250		47.29	12/12/2015
	0	75,000		51.14	12/11/2016
						165,929	8,344,569
								20,389	1,025,338
								7,765	390,502
J. M. Loree	150,000	0		29.66	7/19/2009
	100,000	0		39.00	10/18/2011
	62,500	62,500		30.96	10/16/2012
	75,000	25,000		31.31	10/15/2013
	50,000	50,000		41.43	10/15/2014
	12,500	37,500		47.29	12/12/2015
	0	50,000		51.14	12/11/2016
						58,972	2,963,439
								9,991	502,422
								3,737	187,934
H. W. Davis, Jr.	56,250	0		25.13	6/28/2010
	20,000	0		39.00	10/18/2011
	10,000	10,000		30.96	10/16/2012
	15,000	5,000		31.31	10/15/2013
	10,000	10,000		41.43	10/15/2014
	2,500	7,500		47.29	12/12/2015
	0	15,000		51.14	12/11/2016
						21,958	1,104,268
								4,418	222,156
								1,650	82,979
D.R. McIlnay	100,000	0		24.88	10/3/2009
	20,000	0		39.00	10/18/2011
	12,500	12,500		30.96	10/16/2012
	10,000	10,000		39.74	1/23/2014
	15,000	15,000		41.43	10/15/2014
	3,750	11,250		47.29	12/12/2015
	0	15,000		51.14	12/11/2016
						29,247	1,476,162
								6,117	307,624
								2,330	117,176
T. Paternot	0	200,000		48.32	2/8/2016
								12,350	621,082

Footnote to column (c)

All of the options identified in column (c) expire 10 years from the date of grant; the grant date therefore can be determined by subtracting 10 years from the expiration date set forth in column (f). All of the option grants identified in column (c) that were made prior to October 15, 2003 vested in two installments: 50% vested on the third anniversary of the date of grant and 50% vests on the fifth anniversary of the date of grant. With the exception of the grant to Mr. Paternot, all of the options that were granted on or after October 15, 2003 vest in four equal annual installments on the first four anniversaries of the date of grant. The terms of the grant to Mr. Paternot provided that fifty percent (50%) of the options would vest on the first anniversary of the date of grant, 25% would vest on the second anniversary of the date of grant, and 25% would vest on the third anniversary of the date of grant.

Footnote to column (g)

The awards identified in this column are time vesting restricted stock units that had not yet vested plus performance awards for the performance period from July 1, 2004 through December 30, 2006 as described on page 11. The performance awards vested upon distribution in the first quarter of 2007. With the exception of (i) 37,500 RSUs granted to John Lundgren in connection with his employment on March 1, 2004, which vested on March 1, 2007 and (ii) 20,000 RSUs granted to John Lundgren in December 2006 that will vest, subject to his continued employment, on December 11, 2011, the RSUs included in the totals set forth in this column were granted on December 12, 2005 and December 11, 2006 and vest in four equal annual installments beginning on the first anniversary of the date of grant. The number of such RSUs granted to each of the executives that had not vested as of December 30, 2006 were: Mr. Lundgren: 14,063/18,750; Mr. Loree: 9,375/12,500; Mr. McIlnay: 2,813/3,750; and Mr. Davis: 1,875/3,750.

Footnote to column (i):

The awards identified in this column are performance awards for the 2005-2007 and 2006-2008 performance periods. The awards vest upon distribution, which will occur during the first quarter of the fiscal year immediately following the performance period, following release of the Company’s financial statements.

Option Exercises and Stock Vested During 2006 Fiscal Year

The following table provides information concerning option exercises and shares vesting for each Named Executive Officer during the Company’s 2006 fiscal year.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
J.F. Lundgren	0	0	42,187	2,125,404
J.M. Loree	0	0	3,125	159,203
H.W. Davis, Jr.	0	0	625	31,840
D.M. McIlnay	0	0	937	47,735
T. Paternot	0	0	0	0

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including years of service credited, under Stanley’s non-qualified defined benefit pension plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J.F. Lundgren	CEO Make Whole Arrangement	3	3,124,800	0
J.M. Loree	Executive Retirement Program	7.5	1,171,115	0
H.W. Davis, Jr.	—	—	0	0
D.R. McIlnay	—	—	0	0
T. Paternot	—	—	0	0

Footnote to Column (b) of Pension Benefits Table

CEO Make-Whole Retirement Arrangement

In connection with Mr. Lundgren‘s hiring in 2004, Stanley agreed to keep Mr. Lundgren whole in respect of the supplemental retirement benefit he would have reasonably expected to have received from his prior employer had he continued his employment with his prior employer and had his compensation increased at the rate of 5% per year. The prior employer‘s supplemental retirement benefit provides for a normal retirement benefit, payable annually for life, equal to 50% of the greater of the average of the highest cash compensation paid in the four consecutive years during the last ten years of employment or the average of the last four years of cash compensation (“Average Compensation”). For purposes of calculating the benefits he would have received from the prior employer, it was assumed that Mr. Lundgren‘s 2003 compensation of $1,037,192 with his prior employer would have increased at the rate of 5% per year.

The supplemental retirement benefit payable by Stanley to make Mr. Lundgren whole will be determined based on Mr. Lundgren‘s Average Compensation upon retirement (i.e., $1,037,192 assuming a compound 5% annual increase), but will be reduced by 4% per year for each year by which Mr. Lundgren elects to receive the benefit prior to age 62. This amount will also be offset by any retirement benefits that Mr. Lundgren receives from his prior employer and by any retirement benefits that Mr. Lundgren accrues under Stanley plans that do not represent his elective contributions (e.g., 401(k) plan contributions). For purposes of applying these offsets, accrued retirement benefits will be treated as payable at the earliest date of eligibility and in the form of a single life annuity. At age 62, Mr. Lundgren will first be eligible to receive a single life annuity of approximately $124,000 from his prior employer. Based on the foregoing, if Mr. Lundgren retires from Stanley at age 65, he will be entitled to an aggregate annual retirement benefit from Stanley (inclusive of other retirement benefits provided by Stanley that do not represent his elective contributions) of $910,000, less $124,000 payable from his prior employer.

The Stanley Works Supplemental Executive Retirement Program

The Stanley Works Supplemental Executive Retirement Plan provides benefits on a non-qualified basis to certain executive officers of Stanley (“eligible employees”). An eligible employee becomes a participant in the plan upon the later of his 50th birthday or the completion of five years of service as an eligible employee (“pre-participation service”). Mr. Loree is the only named executive officer who is a participant in this plan. Under this plan, a participant will be entitled to receive a supplemental retirement benefit, before offsets, based on the following formula: 3% of average pay for each of the first five years of service; plus 2% of average pay for each of the next 15 years of service; plus 1% of pay for each of the next five years of service. For this purpose, average pay is equal to one-third of the participant‘s highest total pay (salary and management incentive pay) for any consecutive 36-month period. A participant‘s benefit will be reduced by the following offsets: (a) Cornerstone Account benefits payable under the Stanley Account Value Plan and the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works; (b) Social Security retirement benefits (with such benefits being determined and the offset being made when the participant has attained the earliest age at which he or she could retire and receive Social Security benefits, if the participant has terminated employment before reaching such age); and (c) Stanley-sponsored long-term disability benefits. Benefits become vested after a participant reaches age 54 and completes five years of pre-participation service, and will commence upon the participant‘s termination of employment thereafter. Benefits will also become vested and commence if the participant becomes totally and permanently disabled after reaching age 50, or dies after reaching age 50. Benefits will be reduced by 0.167% for each month (i.e., 2% per year) that benefits commence prior to the participant‘s attainment of age 60. The normal form of payment under the plan for a married participant is a 100% joint and survivor annuity with the participant‘s spouse as the joint annuitant that is an actuarial equivalent of the plan benefit determined as single life annuity unless an election is made to receive an actuarial equivalent lump sum payment or the single life annuity. The normal form of payment under the plan for an unmarried participant is the plan benefit determined as a single life annuity unless an election is made to receive an actuarial equivalent lump sum payment.

Based on the foregoing, if Mr. Loree retires from Stanley at age 60, he will be entitled to an annual supplemental retirement benefit, (inclusive of other retirement benefits provided by Stanley) payable in the form of a 100% joint and survivor annuity, equal to $715,000.

Footnote to Column (d) of Pension Benefits Table

The present value of the accumulated benefit of each named executive officer is based on the following assumptions: (i) that Mr. Lundgren will commence to receive benefits at age 62, the earliest age at which he can receive an unreduced benefit; (ii) that Mr. Loree will commence to receive benefits at the normal retirement age set forth in The Stanley Works Supplemental Executive Retirement Plan (age 60); (iii) the individual will not die or withdraw funds before retirement; (iv) the RP-2000 mortality table; and (v) an interest rate of five and three quarters percent (5.75%).

Non-Qualified Defined Contribution and Deferred Compensation Plans

Participants in the Company’s Management Incentive Compensation Plan (“MICP”), including its executive officers, may defer receipt of annual awards pursuant to the MICP, provided the election to defer receipt is made in the calendar year prior to distribution of the award. None of the Company’s named executive officers has elected to defer receipt of awards granted under the MICP.

The following relates to the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works, a nonqualified defined contribution plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
J.F. Lundgren	0	148,661	4,114	0	279,311
J.M. Loree	144,577	71,927	123,813	0	1,306,547
H.W. Davis, Jr.	69,750	43,325	24,273	0	455,439
D.R. McIlnay	0	9,112	8,660	0	171,087
T. Paternot	0	0	0	0	0

Footnote to column (a) of Non-Qualified Deferred Compensation and Deferred Compensation Plans Table

The compensation that may be deferred by employees and the amounts that may be credited to their accounts under the Stanley Account Value Plan, a tax-qualified 401(k) plan, are limited due to certain provisions of the Internal Revenue Code and the regulations. Stanley maintains the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works to provide executive officers and certain other employees with benefits that may not be provided under the Stanley Account Value Plan.

Pursuant to the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works, an eligible employee may elect to defer a portion of his or her compensation to be credited to a supplemental employee contributions account. The total amount deferred under the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works, plus the amount the employee defers under the Stanley Account Value Plan, may not exceed 15% of his or her annual compensation. For this purpose, compensation includes salary, bonuses, foreign income earned as a Stanley employee, and amounts deferred or contributed at the election of the employee to the Stanley Account Value Plan or any other Company-sponsored plan under an arrangement described in Section 401(k) or 125 of the Internal Revenue Code. Matching allocations with respect to compensation that is deferred under the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works are credited to the employee’s supplemental employer contributions account. Such allocations, plus the matching allocations made by the Company to the employee’s matching contributions account under the Stanley Account Value Plan, shall not exceed 3.5% of the employee’s annual compensation. Matching allocations credited to the supplemental employer contributions account are 100% vested once a participant has completed three years of service and are not vested prior to the completion of three years of service. In addition, supplemental basic Cornerstone allocations may be made to an employee’s supplemental employer contributions account.

Ordinarily, a participant receives a lump sum distribution of his or her total vested account balance under the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works when he or she terminates employment, becomes totally and permanently disabled, or retires, and his or her beneficiary receives a lump sum distribution of his or her total vested account balance upon his or her death. Loans and in-service withdrawals are not permitted.

Prior to 2007, Cornerstone allocations to the supplemental employer contributions account became 100% vested upon the completion of five years of service but were not vested before the completion of five years of service. Effective January 1, 2007, the Cornerstone allocations credited to an employee’s supplemental employer contributions account are 100% vested once the employee has completed three years of service, and are not vested prior to the completion of three years of service.

The Company also provides a supplemental Cornerstone allocation for certain participants in the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works that is in addition to the supplemental basic Cornerstone allocation. None of the Company’s named executive officers is eligible to receive this additional Cornerstone allocation.

Footnote to columns (b) and (c) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

The executive contributions listed in column (b) are reported as compensation in column (c) of the Summary Compensation Table.

The company contributions listed in column (c) are reported as compensation in column (i) of the Summary Compensation Table.

Footnote to column (d) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

Participants in the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works may elect to have their account balances credited with notional earnings based on the performance of certain investment options made available to the participants under the plan. Participants may elect to change their investment elections at any time by contacting the Stanley Savings Center via telephone or Internet. During the fiscal year ended December 30, 2006, the accounts of the named executive officers under the plan were credited with earnings at the following rates, based on the investment options which they elected: the Stanley Stock Fund (4.36%); SSgA Stable Value Fund (4.19%); SSgA S&P 500 Index Fund (15.58%); SSgA U.S. Total Market Index Fund (15.41%); SSgA Foreign Equity Index Fund (26.16%); SSgA Bond Market Index Fund (4.06%); and SSgA U.S. Extended Market Index Fund (14.69%). The Company has not included any portion of the earnings listed in column (d) as compensation in the Summary Compensation Table.

Executive Officer Agreements

In February of 2004, Stanley entered into an employment agreement with Mr. Lundgren pursuant to which Mr. Lundgren agreed to serve as Stanley’s Chairman and Chief Executive Officer. While employed by Stanley, Mr. Lundgren will receive an annual base salary of at least $750,000, subject to review for increase annually. As of January 1, 2006, Mr. Lundgren’s annual base salary was $800,000; it was increased to $1,000,000 during the year. Mr. Lundgren is entitled to participate in the MICP with an annual target bonus opportunity equal to 100% of his annual base salary and with a maximum potential award equal to 200% of his annual base salary. Mr. Lundgren also is entitled to participate in all employee benefit plans as are generally made available to Stanley's senior officers. Pursuant to the employment agreement, Mr. Lundgren received an initial stock option grant to purchase 250,000 shares of common stock. Twenty-five percent of the shares underlying the initial stock option grant vested on each of March 1, 2005, March 1, 2006, and March 1, 2007 and a further 25% will vest on March 1, 2008, subject to Mr. Lundgren’s continued employment. In addition, to replace stock appreciation rights and performance shares provided to Mr. Lundgren by his prior employer that would be forfeited as a result of his leaving said employer to take a position with Stanley, Mr. Lundgren was also granted 75,000 restricted stock units, 50% of which vested and were distributed to him on March 1, 2006 and 50% of which vested and were distributed to him on March 1, 2007.

Under his employment agreement, if Mr. Lundgren's employment is terminated by Stanley without cause or if Mr. Lundgren terminates his employment as a result of a constructive termination of employment, the employment agreement provides that (i) any of the unvested initial stock options and restricted stock units will vest and, in the case of the restricted stock units, be distributed to Mr. Lundgren; (ii) Mr. Lundgren will receive monthly payments, for a period of twenty-four months following his termination of employment, equal to one-twelfth of the sum of his annual base salary and target annual bonus opportunity; (iii) Mr. Lundgren and his eligible dependents will receive up to twenty-four months of continued health and welfare benefits coverage; (iv) Mr. Lundgren will receive a pro-rata target annual bonus in respect of the year in which the termination of employment occurs; and (v) Mr. Lundgren will be subject to a twenty-four month non-competition and non-solicitation covenant.

As a condition to receiving the payments described above, other than the vesting of equity awards, Mr. Lundgren is required to execute a general release of claims. In addition, upon termination of his employment, Stanley will provide Mr. Lundgren with access to retiree medical coverage, at his cost, on the same terms and conditions as are generally made available to other Stanley retirees; provided, however, Stanley is not required to provide such access if Mr. Lundgren‘s employment is terminated for cause. For a discussion of the retirement provisions of the employment agreement, see “CEO Make-Whole Retirement Arrangement” discussed on pages 20-21. See the “Termination Provisions Summary” table on page 26 for information regarding payments which would have become payable to Mr. Lundgren under the terms of his employment agreement if his employment had terminated effective December 30, 2006.

In 2005, in connection with Stanley‘s acquisition of Facom Tools, Stanley entered into an Employment Agreement with Mr. Thierry Paternot pursuant to which Mr. Paternot agreed to serve as President and Chief Executive Officer of Facom SAS and to lead and coordinate the commercial and marketing activities for Stanley in Europe. Under the terms of the agreement Mr. Paternot receives an annual base salary of two hundred thirty thousand Euros (€230,000), a remuneration as a corporate officer of Facom of two hundred thousand Euros (€200,000), a travel allowance proportionate to the number of travel days abroad of one thousand Euros (€1,000) per day spent abroad, with the cumulative amount of the base salary, remuneration and travel allowance capped at five hundred thousand Euros (€500,000) per year. Mr. Paternot is also eligible for a maximum annual incentive bonus of seven hundred fifty Euros (€750,000). In addition, Mr. Paternot received an initial stock option grant to purchase 200,000 shares of our common stock and was granted 37,050 Restricted Shares on February 8, 2006, the first date after the Stanley‘s acquisition of Facom Tools on which these grants could be made pursuant to French law. Fifty percent of the shares underlying the stock option grant vested on February 8, 2007, 25% will vest on February 8, 2008 and 25% will vest on February 8, 2009, in each case subject to Mr. Paternot‘s continuing employment. The restricted share grant was designed to provide Mr. Paternot with a benefit similar to that provided to other senior executives under the Company‘s 2006-2008 performance award program, with such modifications as were deemed necessary or advisable to meet French legal and tax requirements. The restricted shares will vest only if (i) Mr. Paternot remains in Stanley‘s employ until distributions are made under the Company‘s 2006-2008 performance award program and (ii) Mr. Paternot meets established performance goals for the Facom and Stanley Europe Tools businesses. A portion of the shares will be forfeited if Mr. Paternot does not achieve the maximum performance goals that have been set for him.

Termination and Change in Control Provisions

Stanley has adopted a separation pay policy applicable to executive officers and certain other members of management pursuant to which Stanley will provide separation pay upon a termination of employment that is permanent, involuntary, initiated by the Company through no fault of the affected employee, and is the direct result of a job elimination or combination with another position. The purpose of the policy is to help affected individuals transition to new employment without any loss in base compensation for a specified period. Pursuant to this policy, subject to adjustment, as required, to comply with the American Jobs Creation Act, a named executive officer who qualifies for separation pay under the policy would receive up to one year‘s pay at his annual base salary at the date of termination, continued life, AD&D, medical, dental and vision insurance coverage through the end of the month in which he receives separation pay, provided he makes the necessary contributions, and would be allowed 180 days plus two calendar months to exercise any vested but unexercised stock options. Any employee who is at least 55 years of age and has at least 20 years of consecutive service with the Company at the time of termination also would be eligible to receive a special medical subsidy equal to 50% of normal COBRA costs for a maximum of 18 months. The separation pay policy would not apply to Messrs. Lundgren and Paternot, whose severance would be governed by the terms of their employment agreements as described at pages 23-24 above.

The Company’s 2006 Management Incentive Compensation Plan (“MICP”), its 1997 and 2001 Long Term Incentive Plans (the “1997 LTIP” and the “2001 LTIP” or, collectively, “LTIPs”), and change in control severance agreements with each of Messrs. Lundgren, Loree, Davis, McIlnay and other senior officers of the Company (“Change in Control Agreements”) include provisions for the acceleration of payments and/or other benefits upon the occurrence of a “Change in Control.”

A Change in Control under the MICP, the LTIPs and the Change in Control Agreements is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of Stanley’s then outstanding securities; (ii) there is a change in the composition of the Board of Directors such that less than a majority of the members were elected, nominated or appointed by at least  2/3 of the incumbent directors; (iii) consummation of a merger or consolidation of Stanley or any direct or indirect subsidiary of Stanley with any other corporation or entity other than (a) a merger or consolidation where the voting securities of Stanley continue to represent at least 50% of the combined voting power of the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of Stanley in which no person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of Stanley’s then outstanding securities; or (iv) Stanley’s shareowners approve a plan of complete liquidation or dissolution of Stanley or there is consummated an agreement for the sale or disposition by Stanley of all or substantially all of its assets unless the shareowners of Stanley own at least 50% of the acquiring entity in substantially the same proportions as their ownership of Stanley immediately prior to such sale.

Unless otherwise determined by the Committee at the time of grant of an award, upon the occurrence of a Change in Control of Stanley, (i) participants under the MICP will be entitled to a pro rata portion of their award, assuming achievement at target and (ii) with respect to awards under the LTIPs, all options will become immediately exercisable in full and will remain outstanding for the remainder of their terms, all performance awards will become payable or distributable, pro rata, assuming achievement at target and all restrictions applicable to restricted stock and restricted stock units will immediately lapse.

Stanley entered into a Change of Control Severance agreement with Mr. Lundgren when he commenced employment on March 1, 2004, and with each of Messrs. Loree, Davis and McIlnay on May 9, 2003. The Form of Mr. Lundgren’s Change in Control Agreement is on file with the SEC as Exhibit C to the Agreement attached to Form 10-K for the year ended January 3, 2004 as Exhibit 10(xxiv). The Forms of Change in Control Agreements with Messrs. Loree, Davis and McIlnay are on file with the SEC as Exhibit 10(i) to the Quarterly Report on Form 10-Q/A for the quarter ended June 28, 2003

These agreements provide for a two year term, subject to recurring one year extensions unless 90 days’ advance notice is given not to extend the term. In addition, if a Change in Control occurs during the term, the term of each such agreement will not expire earlier than two years from the date of the Change in Control. In order to receive benefits under these agreements, an executive officer must incur a qualifying termination of employment during the term of the agreement. A qualifying termination of employment will generally occur if the executive officer’s employment is actually or constructively terminated within two years following a Change in Control.

The agreements provide for the following upon a qualifying termination: (i) a lump sum cash payment equal to 3 times (for Messrs. Lundgren and Loree) or 2.5 times (for Messrs. Davis and McIlnay) annual base salary; (ii) a cash payment equal to 3 times (for Messrs. Lundgren and Loree) or 2.5 times (for Messrs. Davis and McIlnay) average annual bonus over the 3 years prior to termination; (iii) continuation of certain benefits and perquisites for 3 years (for Messrs. Lundgren and Loree) or 2.5 years (for Messrs. Davis and McIlnay) (or, if shorter, until similar benefits are provided by the executive officer’s new employer); (iv) a payment reflecting the actuarial value of an additional 3 years (for Messrs. Lundgren and Loree) or 2.5 years (for Messrs. Davis and McIlnay) of service credit for retirement pension accrual purposes under any defined benefit or defined contribution plans maintained by Stanley; and (v) outplacement services (with the cost to the Company capped at $50,000). The executive officers will also be entitled to receive additional payments to the extent necessary to compensate them for any excise taxes payable by them under the federal laws applicable to excess parachute payments.

Set forth at pages 26-30 are tables setting forth the amounts that would have been payable at December 30, 2006 under the various termination scenarios applicable for each named executive officer. The figures set forth in the tables assume a stock price of $50.29, the closing price of Stanley stock on December 29, 2006, and a simultaneous Change in Control and termination event. None of the Named Executive Officers was eligible to retire as of December 30, 2006.

TERMINATION PROVISIONS SUMMARY

John F. Lundgren

	Voluntary Resignation	Involuntary For Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	0	0	4,000,000	7,248,862	0	0	0
Pro-rata bonus for year of termination	0	0	1,303,879	1,303,879	1,303,879	1,303,879	0
SERP/Retirement Plan	4,120,890	4,120,890	4,120,890	5,758,439	4,120,890	1,709,289	4,120,890
Supplemental Account Value Plan Contributions	0	0	0	701,921	0	0	0
Executive Benefits & Perquisites	0	0	0	89,250	0	0	0
Post-termination Life Insurance	0	0	65,760	98,640	0	0	0
Post-termination health & welfare	0	0	31,130	46,695	0	0	0
Outplacement	0		0	50,000	0	0	0
280G Tax Gross Up	0		0	5,688,940	0	0	0
Vesting of stock options	0	0	1,413,125	2,246,750	2,246,750	2,246,750	0
Vesting of restricted stock	0	0	1,885,875	4,541,841	4,541,841	4,541,841	0
Vesting of performance shares	0	0	0	2,960,505	4,609,917	4,609,917	0

TERMINATION PROVISIONS SUMMARY

James M. Loree

	Voluntary Resignation	Involuntary For Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	0	0	580,000	3,323,844	0	0	0
Pro-rata bonus for year of termination	0	0	501,994	501,994	501,994	501,994	0
SERP/Retirement Plan	0	0	0	3,565,525	0	0	0
Supplemental Account Value Plan Contributions	0	0	0	271,280	0	0	0
Executive Benefits & Perquisites	0	0	0	89,250	0	0	0
Post-termination Life Insurance	0	0	0	35,166	0	0	0
Post-termination health & welfare	0	0	11,646	61,341	0	0	0
Outplacement	0	0	0	50,000	0	0	0
280G Tax Gross Up	0	0	0	3,729,977	0	0	0
Vesting of stock options	0	0	0	2,238,375	2,238,375	2,238,375	0
Vesting of restricted stock	0	0	0	1,100,094	1,100,094	1,100,094	0
Vesting of performance shares	0	0	0	1,446,910	2,256,579	2,256,579	0

TERMINATION PROVISIONS SUMMARY

Hubert W. Davis, Jr.

	Voluntary Resignation	Involuntary For Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	0	0	340,000	1,433,333	0	00	0
Pro-rata bonus for year of termination	0	0	221,659	221,659	221,659	221,659	0
SERP/Retirement Plan	0	0	0	0	0	0	0
Supplemental Account Value Plan Contributions	0	0	0	176,562	0	0	0
Executive Benefits & Perquisites	0	0	0	65,625	0	0	0
Post-termination Life Insurance	78,294	78,294	78,294	78,294	78,294	0	78,294
Post-termination health & welfare	0	0	7,380	50,548	0	0	0
Outplacement	0	0	0	50,000	0	0	0
280G Tax Gross Up	0	0	0	848,150	0	0	0
Vesting of stock options	0	0	0	399,350	399,350	399,350	0
Vesting of restricted stock	0	0	0	282,881	282,881	282,881	0
Vesting of performance shares	0	0	0	638,934	995,189	995,189	0

TERMINATION PROVISIONS SUMMARY

Donald R. McIlnay

	Voluntary Resignation	Involuntary For Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	0	0	415,000	1,615,607	0	0	0
Pro-rata bonus for year of termination	0	0	160,307	160,307	160,307	160,307	0
SERP/Retirement Plan	0	0	0	0	0	0	0
Supplemental Account Value Plan Contributions	0	0	0	186,439	0	0	0
Executive Benefits & Perquisites	0	0	0	69,375	0	0	0
Post-termination Life Insurance	95,372	95,372	95,372	95,372	95,372	0	95,372
Post-termination health & welfare	0	0	7,380	49,125	0	0	0
Outplacement	0	0	0	50,000	0	0	0
280G Tax Gross Up	0	0	0	1,050,516	0	0	0
Vesting of stock options	0	0	0	513,900	513,900	513,900	0
Vesting of restricted stock	0	0	0	330,053	330,053	330,053	0
Vesting of performance shares	0	0	0	888,121	1,382,925	1,382,925	0

TERMINATION PROVISIONS SUMMARY

Thierry Paternot

	Voluntary Resignation	Involuntary For Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	0	0		0	0	0	0
Pro-rata bonus for year of termination	0	0	591,626	591,626	591,626	591,626	0
SERP/Retirement Plan	0	0	0	0	0	0	0
Executive Benefits & Perquisites	0	0	0	0	0	0	0
Post-termination Life Insurance	0	0	0	0	0	0	0
Post-termination health & welfare	0	0	0	0	0	0	0
Outplacement	0	0	0	0	0	0	0
280G Tax Gross Up	0	0	0	0	0	0	0
Vesting of stock options	0	0	295,500	0	0	0	0
Vesting of restricted stock	0	0	0	0	0	0	0
Vesting of performance shares	0	0	0	0	414,050	414,050	0

Footnotes to Termination Provision Summary Tables

The Company’s 2006 Management Incentive Compensation Plan provided that, in the event of termination following a Change in Control, awards would be paid on a pro rata bases based upon performance achieved up to the date of a Change in Control. That provision was amended in February 2007; the MICP now provides that payments will be made on a pro rata basis assuming performance at target, as discussed at page 24 above. The actual amount payable for 2006 MICP awards has been included in these tables because the amendment was not effective with respect to 2006 awards.

As discussed above, under the terms of his agreement, if the Company terminates Mr. Lundgren’s agreement for any reason other than cause, death or disability, or Mr. Lundgren terminates his agreement without good reason, the Company will provide Mr. Lundgren and his eligible dependents with life, disability, health, and accident insurance at no additional cost to Mr. Lundgren until the earlier of 24 months from the date of termination or Mr. Lundgren’s employment by a new employer. Under the terms of Change in Control Severance Agreements between the Company and Messrs. Lundgren, Loree, McIlnay and Davis, these executives would be entitled to life, disability, health and accident insurance coverage for a period of 3 years (for Messrs. Lundgren and Loree) or 2.5 years (for Messrs. McIlnay and Davis) upon a termination without cause following a Change in Control. The estimated value of these benefits includes (i) the product of the annual premiums paid by the Company for life, health and accident insurance coverage for these executives during 2006 multiplied by the appropriate period of time; and (ii) the amount quoted to the Company as the cost it would incur to purchase individual disability insurance policies for these executives for the appropriate periods of time as of January 1, 2007.

Due to their age and length of service, Messrs. Davis and McIlnay would be entitled to a lump sum final payment for life insurance upon termination of employment for any reason.

Executive Benefits and Perquisites include the current maximum annual allowance for each executive for financial planning services, the cost incurred by the Company for use of the car the executive is currently using, subject to the limits established by the Company as to the amount it will pay in any year, and an estimate of $2,000/per year as the cost of annual physicals.

The value attributable to the vesting of performance shares has been determined assuming performance at target for terminations following a change in control, consistent with the Award terms. For termination upon death or disability, the award provisions specify that distributions would be made, pro rata, at the time awards are otherwise distributed based on the Company’s actual performance for the performance period. It is not possible to project with any accuracy the distributions that would be made for the 2005-2007 and 2006-2008 performance periods. The calculations with respect to distributions upon death or disability therefore are based on the awards that were distributed during the first quarter of 2007 for the 2004-2006 performance period and on performance at target for the 2005-2007 and 2006-2008 performance periods.

Director Compensation

The Corporate Governance Committee is responsible for recommending compensation programs for our non-employee directors to our Board of Directors. In that connection, the Chairman of the Corporate Governance Committee annually collects market data regarding director compensation and reviews that data with the Committee. The Committee then considers whether, in light of that data, any changes in the amount or manner in which the Company compensates its independent directors is appropriate, and provides its recommendation to the full Board. The Company’s executive officers do not determine or recommend the amount or form of director compensation and the Corporate Governance Committee has not delegated its responsibility to recommend director compensation. See the discussion on page 5 under the heading “Compensation” for a description of the compensation provided to the non-employee directors of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John G. Breen	85,000	114,733	0	0	0	0	199,733
Stillman B. Brown	85,000	114,733	0	0	0	0	199,733
Virgis W. Colbert	85,000	114,733	0	0	0	0	199,733
Emmanuel A. Kampouris	75,000	114,733	0	0	0	0	189,733
Eileen S. Kraus	85,000	114,733	0	0	0	0	199,733
Kathryn D. Wriston	75,000	114,733	0	0	0	0	189,733
Lawrence A. Zimmerman	75,000	102,383	0	0	0	0	177,383

Footnote to Columns (c) and (d) of Director Compensation Table:

The amounts set forth in column (c) and (d) reflect the dollar amount associated with all outstanding restricted stock unit and stock option awards recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006 in accordance with FAS 123(R). See footnote K on page 74 of the Company’s report on Form 10-K for assumptions used in the valuation of these awards and related disclosures. Each director received a grant of 2,000 RSUs with dividend equivalent rights on April 26, 2006. The grant date fair value of those awards was $101,950.

Prior to 2004, the Company made grants of stock options to directors pursuant to the Company’s Stock Option Plan for Non-Employee directors. That Plan expired in September 2004 and a Restricted Stock Unit Plan for Non-Employee Directors was adopted in April 2004. Commencing in 2004, directors have received grants of RSUs and have not received grants of Stock Options. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year end for each director is as follows:

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Option Awards Outstanding (#)
J.G. Breen	5,500	6,000
S.B. Brown	5,500	17,500
V.W. Colbert	5,500	2,318
E.A. Kampouris	5,500	6,000
E.S. Kraus	5,500	17,500
K.D. Wriston	5,500	17,500
L.A. Zimmerman	2,000	0

ITEM 2—APPROVAL OF INDEPENDENT AUDITORS

Independent Auditors

The second item of business to be considered is the approval of independent auditors for the 2007 fiscal year. Subject to the action of the shareholders at the Annual Meeting, the Board of Directors, on recommendation of the Audit Committee, has appointed Ernst & Young LLP, certified public accountants (Ernst & Young), as the independent auditors to audit the financial statements of the Company for the current fiscal year. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other auditors for the subsequent year. Because it is difficult and not cost effective to make any change in independent auditors so far into the year, the appointment of Ernst & Young would probably be continued for 2007, unless the Audit Committee or the Board of Directors finds additional good reason for making an immediate change. Ernst & Young and predecessor firms have been the Company’s auditors for the last 63 years. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR approving Ernst & Young LLP as independent auditors for the year 2007.

Fees of Independent Auditors

General.    In addition to retaining Ernst & Young to audit the Company’s consolidated financial statements for 2006, the Company retained Ernst & Young and other accounting and consulting firms to provide advisory, auditing and consulting services in 2006. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members. Ernst & Young and management are required to periodically report to the full Audit Committee regarding the extent of services provided by Ernst & Young in accordance with the Committee’s policies. Less than 1% of the fees paid to Ernst & Young under the categories “audit-related,” “tax services,” and “other services” were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission. All other such services were pre-approved by the Audit Committee. The aggregate fees billed to the Company by Ernst & Young for professional services in 2005 and 2006 were as follows:

Audit Fees.    The aggregate fees billed by Ernst & Young to the Company for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services rendered in connection with statutory audits for 2005 and 2006 were $5,609,000 and 5,549,000 respectively.

Audit Related Fees.    The aggregate fees billed by Ernst & Young to the Company in 2005 and 2006 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the Company’s annual financial statements were $274,000 and 29,000 respectively. Audit related services generally include fees for audits of companies acquired and sold, pension audits, accounting related consultations, and filings with the Securities and Exchange Commission.

Tax Fees.    The aggregate fees billed by Ernst & Young to the Company in 2005 and 2006 for professional services rendered for tax compliance, tax advice and tax planning were $1,775,000 and 1,730,000 respectively. Tax services include domestic and foreign tax compliance and consulting.

All Other Fees.    There were no fees billed by Ernst & Young to the Company for services rendered by Ernst & Young, other than for audit services, audit related services and tax services in either 2005 or 2006.

ITEM 3—SHAREHOLDER PROPOSAL

The following proposal was submitted by a shareholder of the Company. The Company is not responsible for the contents of the proposal. Shareholdings of the proposing shareholder, as well as its name and address, will be supplied promptly upon oral or written request.

RESOLVED, that the shareholders of The Stanley Works urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement of Proposing Shareholder

We believe the election of directors is the most powerful way Stanley Works’ shareholders influence the strategic direction of our company. Currently the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

The staggered term structure of Stanley Works’ Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all directors give shareholders the power to either completely replace their board, or replace a majority of directors, if a situation arises which warrants such drastic action.

We do not believe destaggering the Board of Stanley Works will be destabilizing to our company or impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval, although last year a significant number of shareholders withheld votes for board members because shareholders requests for annual elections has not been implemented.

There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are “significantly less likely to exhibit outstanding long-term performance relative to their industry peers.”

At our company a majority of shareholders have supported this resolution at the annual meeting in 2003, 2004, 2005 and 2006. The Board of Directors of The Stanley Works has not taken any action in response to three consecutive years of majority votes.

Shareholder proposals to repeal classified board won a majority vote at 42 companies in 2003, at 38 companies in 2004 and 33 companies in 2005.

A growing number of company boards of directors are joining this consensus, and are taking action to elect all members of their board annually. A total of 22 companies repealed their classified boards in 2003, 40 in 2004 and 39 in 2005.

We believe that adoption of this proposal will be beneficial to the company and its shareholders.

Statement of Board of Directors Recommending A Vote Against This Shareholder Proposal

The Board of Directors has given careful consideration to the shareholder proposal requiring that all members of the Board be elected annually. The Board takes the views of its shareholders seriously and recognizes that a significant number of shares that were voted supported a similar proposal presented at the Annual Meetings in 2004, 2005 and 2006. As a result, in connection with the Board’s consideration of this year’s proposal, management again consulted outside counsel, the Company’s investment bankers, and its proxy solicitors. The Board has determined after careful review that this proposal is not in the best interest of Stanley or our shareholders, and unanimously recommends that you vote against it.

Classified boards of directors are very common among large public corporations. According to the 2006 report by Institutional Shareholder Services, 45% of the companies in the S&P 500, 63% of the companies in the S&P MidCap 400, and 59% of the companies in the S&P SmallCap 600 have classified boards. Of the companies in Stanley’s Peer Group, American Standard Companies Inc., The Black and Decker Corporation, Cooper Industries, Ltd., Danaher Corporation, Illinois Tool Works, Inc., Ingersoll-Rand Company Limited, Masco Corporation, Newell Rubbermaid Inc., Snap-On Incorporated and The Sherwin-Williams Company, 70% have classified boards of directors.

Stanley currently has three classes of directors with members serving three-year terms. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election. This method of electing directors was adopted in 1983 by the affirmative vote of more than 75% of the outstanding shares of the Company.

The Board believes that the classified board has served the Company and its shareholders very well over the last twenty-three years and continues to be in the best interests of the shareholders. It provides continuity and stability of leadership to ensure that the majority of directors will always have prior experience as directors of Stanley. The Board believes that a classified board is best suited to maximize both short and long-term shareholder value. For instance, continuity on the Board is critical to developing, refining and executing our long-term strategic goals. The Board also believes that continuity provides directors with a historical perspective of Stanley’s business and products and enhances its ability to make fundamental decisions that are best for Stanley—decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources.

It is also the Board’s opinion that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. It permits them to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the renomination process leads to greater independence and better governance.

In the Board’s estimation, these beliefs are supported by Stanley’s consistent strong performance over both the short-term and the long-term. Several of Stanley’s directors have served for more than one three-year term and, over that time, have gained experience with the Company’s businesses and products and helped to shape and develop its long-term strategic plan. Over the past five fiscal years, for example, Stanley’s net income has grown at an average rate of 13% annually, its stock price has grown approximately 8% and its per share quarterly dividends have increased greater than 25%. Over the past ten fiscal years, net income has grown at an average rate of 12% annually, stock price has grown over 86% and quarterly dividends have increased greater than 61%. The Board believes that its collective experience, familiarity with the Company’s business and products has contributed substantially to this performance.

The Board believes that the classified board structure also enhances the Board’s ability to negotiate the best results for the shareholders in a takeover situation. Absent a classified board, a potential acquirer could gain control of Stanley by replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to Stanley's shareholders. With a classified board of directors, potential acquirers are forced to negotiate with the Board since at least two annual meetings would be required to effect a change in control of the Board. Therefore, this structure gives the Board the time and leverage necessary to negotiate on behalf of shareholders, to evaluate the adequacy and fairness of any takeover proposal, and to consider alternative methods of maximizing shareholder value. We believe this negotiating ability is very important to ensure that shareholder value is maximized in the short term.

The proponent of the proposal cites a 1991 study by Lilli Gordon and John Pound to support the assertion that classified boards have an adverse impact on shareholder value. Shareholders should be aware that the testing period for the data included in the study ended in 1989, over fifteen years ago. Shareholders should also be aware that other commentators, including Joseph A. Grundfest, in a Stanford Law Review article entitled “Just Vote No,” Lawrence A. Mitchell, in a Vanderbilt Law Review article entitled “A Critical Look at Corporate Governance,” and Bernard S. Black, in a UCLA Law Review article entitled “The Value of Institutional Investor Monitoring,” have noted that the study does not establish a causal relationship between governance structures, including classified boards, and company performance. Accordingly, the Board believes that shareholders should not rely on the study in determining how to vote on the proposal.

The Board of Directors does not believe that the benefits of the current classified board are achieved at the cost of a failure of accountability to shareholders. All directors are required by law to uphold their fiduciary responsibility to the Company's shareholders regardless of their term of office. In addition, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules increase significantly the Board's responsibilities to shareholders.

Shareholders should be aware that this item is only a recommendation and would not automatically eliminate the classified board.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

VOTING INFORMATION

Only shareholders of record as of February 28, 2007 are entitled to vote

Stanley has only one class of shares outstanding. Only shareholders of record at the close of business on February 28, 2007, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the Annual Meeting. On the record date, 82,834,935 shares of common stock, $2.50 par value, were outstanding and entitled to vote. On all matters voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the common stock vote together as a single class, with each record holder of common stock entitled to one vote per share.

A majority of the votes entitled to be cast on a matter must be represented for a vote to be taken

In order to have a quorum, a majority of the votes entitled to be cast on a matter must be represented in person or by proxy at the Annual Meeting. If a quorum is not present, a majority of shares that are represented may postpone the meeting.

Vote required for approval

As long as holders representing at least a majority of the outstanding shares of Stanley common stock outstanding as of February 28, 2007 are present at the Annual Meeting in person or by proxy, the proposal to appoint Ernst & Young LLP as independent auditors for the year 2007, and the shareholder proposal will be approved if the number of votes cast in favor of each proposal exceeds the number of votes cast against that proposal. Directors will be elected by a plurality of votes cast at the Annual Meeting, provided that a quorum is present.

Voting your shares registered in your name or held in “street name”

The Board of Directors of the Company is soliciting proxies from the shareholders of the Company. This will give you the opportunity to vote at the Annual Meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

Shareholders of record may vote by any one of the following methods:

(1)	CALL 1-800-652-8683 from the US or Canada (this call is toll free) to vote by telephone anytime up to 7:00 a.m. EST on April 25, 2007, and follow the simple instructions provided in the recorded message.

(2)	GO TO THE WEBSITE: www.investorvote.com to vote over the Internet anytime up to 7:00 a.m. EST on April 25, 2007, and follow the simple instructions provided on that site.

(3)	COMPLETE, SIGN, DATE AND MAIL your proxy card in the enclosed postage-prepaid envelope. Your proxy card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, prior to the commencement of the Annual Meeting at 9:30 a.m. EST, on April 25, 2007, unless you attend the meeting, in which event you may deliver your proxy card, or vote by ballot, at the meeting. If you are voting by telephone or by the Internet, please do not return your proxy card.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

Voting your shares held in the Stanley Account Value (401(k)) Plan

If you hold shares in the Company through Stanley’s Account Value 401(k) Plan (the “401(k) Plan”), you can instruct the trustee (Citibank, N.A.) in a confidential manner, how to vote the shares allocated to you in the 401(k) Plan by one of the following three methods:

(1)	CALL 1-800-652-8683 from the US or Canada (this call is toll free) to vote by telephone anytime up to 7:00 a.m. EST on April 23, 2007, and follow the simple instructions provided in the recorded message.

(2)	GO TO THE WEBSITE: www.investorvote.com to vote over the Internet anytime up to 7:00 a.m. EST on April 23, 2007, and follow the simple instructions provided on that site.

(3)	MARK, SIGN, DATE AND MAIL your instruction card in the enclosed postage-prepaid envelope. Your instruction card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, no later than 7:00 a.m. EST on April 23, 2007, to ensure that the trustee of the 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes at the Annual Meeting. If you are voting by telephone or by the Internet, please do not return your instruction card. In addition, since only the trustee of the 401(k) Plan can vote the shares allocated to you, you will not be able to vote your 401(k) shares at the Annual Meeting.

Please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from other participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. These voting provisions are subject to applicable law, which requires the trustee to act as a fiduciary for 401(k) Plan participants. Therefore, it is possible that the trustee may vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above.

If a participant in the 401(k) Plan has shares of common stock credited to his or her account and also owns other shares of common stock, he or she should receive separate proxy cards for shares credited to his or her account in the 401(k) Plan and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the 401(k) Plan.

Changing your vote by revoking your proxy

If you have shares registered in your own name:

If you are a registered holder, there are three ways in which you may revoke your proxy and change your vote:

•

First, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your proxy. This notice must be received prior to commencement of the Annual Meeting at 9:30 a.m. on April 25, 2007.

•

Second, you may complete and submit a new later-dated proxy by any of the three methods described above under “Voting your shares registered in your name or held in ‘street name.’” The latest dated proxy actually received by Stanley in accordance with the instructions for voting set forth in this proxy statement prior to the Annual Meeting will be the one that is counted, and all earlier proxies will be revoked.

•	Third, you may attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

If a broker holds your shares in “street name”:

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy with respect to those shares.

If you are a 401(k) Plan holder:

There are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the 401(k) Plan:

•

First, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your instructions to Citibank, N.A., the trustee for the 401(k) Plan. This written notice must be received no later than 7:00 a.m. EST on April 23, 2007, in order to revoke your prior instructions.

•

Second, you may submit new voting instructions under any one of the three methods described above under “Voting your shares held in the Stanley Account Value (401(k)) Plan.” The latest dated instructions actually received by Citibank, N.A., the trustee for the 401(k) Plan, in accordance with the instructions for voting set forth in this proxy statement, will be the ones that are counted, and all earlier instructions will be revoked.

How proxies are counted

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of both nominees for the Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as auditors of the Company’s financial statements for the year ending December 29, 2007, and “AGAINST” the shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Annual Meeting.

A properly executed proxy marked ABSTAIN will not be voted. However, it may be counted to determine whether there is a quorum present at the Annual Meeting.

If the shares you own are held in “street name” by a broker or other nominee entity, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the New York Stock Exchange rules, certain proposals, such as the election of directors and the ratification of the appointment of the Company’s independent auditors, are considered “routine” matters and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the shareholder proposals set forth in Item 3, brokers and other nominee entities may not vote on such matters unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the New York Stock Exchange rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes will not be counted with respect to the matters to be acted upon but will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

If you hold shares in the Company through the Stanley Account Value (401(k)) Plan, please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from other participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. These voting provisions are subject to applicable law, which requires the trustee to act as a fiduciary for 401(k) Plan participants. Therefore, it is possible that the trustee may vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above under the heading “Voting your shares held in the Stanley Account Value (401(k)) Plan.”

Confidential voting

It is Stanley’s policy that all proxies, ballots and tabulations of shareholders who check the box indicated for confidential voting be kept confidential, except where mandated by law and other limited circumstances.

For participants in the 401(k) Plan, your instructions to the trustee on how to vote the shares allocated to you under the 401(k) Plan will be kept confidential. You do not need to request confidential treatment in order to maintain the confidentiality of your vote.

Solicitation of Proxies

Your proxy is solicited on behalf of the Board of Directors. The Company will pay all of the expenses of the solicitation. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefore. Stanley has retained D.F. King & Co. to aid in the solicitation of proxies; Stanley expects the additional expense of D.F. King’s assistance to be approximately $11,000. Stanley also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Stanley will, upon request, reimburse these institutions for their reasonable expenses in sending proxies and proxy material to beneficial owners. A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to shareholders at the Company’s website at www.stanleyworks.com or upon written request to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Shareholder proposals for the 2008 Annual Meeting

Shareholder proposals, submitted pursuant to Rule 14a-8 of the Exchange Act, intended to be presented at the Company’s 2008 Annual Meeting must be received by the Secretary not later than November 28, 2007 for inclusion in the proxy statement and form of proxy relating to such meeting. A shareholder who otherwise intends to present business at the Company’s 2008 Annual Meeting must comply with the Company’s bylaws, which state, among other things, that to properly bring business before an annual meeting, a shareholder must give notice to the Secretary in proper written form not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the date on which the immediately preceding Annual Meeting of shareholders was convened. Thus, a notice of a shareholder proposal for the 2008 Annual Meeting, submitted other than pursuant to Rule 14a-8, will not be timely if received by the Secretary before January 26, 2008 or after February 25, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Through inadvertence, the grant of 7,500 stock options and 1,875 restricted stock units to Donald Allan, Jr. in December 2006 was reported approximately 10 days late, in late December. Through inadvertence, the exercise of 7,250 stock options by Jeff Chen pursuant to a 10b5-1 plan on January 11, 2006 was reported approximately 12 months late on February 1, 2007.

Questions

If you have questions about this proxy solicitation or voting, please call the Company’s proxy solicitor, D.F. King & Co., Inc. at tel. (800) 659-6590 or write to them at 48 Wall Street, New York, New York, 10005, or write to us at Office of the Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053.

For the Board of Directors

BRUCE H. BEATT

Secretary

Directions to the Annual Meeting of Shareholders of The Stanley Works

THE STANLEY CENTER FOR LEARNING AND INNOVATION

1000 Stanley Drive

New Britain, Connecticut 06053

FROM NEW YORK STATE, DANBURY,

WATERBURY VIA I-84 EAST:

Exit #37 (Fienemann Road).

Right at stop light at end of ramp.

Right at first stop light onto Slater Road.

Approximately 1 mile to entrance for Mountain

View Corporate Park (Stanley Drive). Right into

entrance, follow driveway to The Stanley Works.

FROM MASSACHUSETTS OR BRADLEY

AIRPORT VIA I-91 SOUTH TO I-84 WEST:

Exit #37 (Fienemann Road).

Right at stop light at end of ramp.

Right at second stop light onto Slater Road.

Approximately 1 mile to entrance for Mountain

View Corporate Park (Stanley Drive). Right into

entrance, follow driveway to The Stanley Works.

Exhibit 1

The Stanley Works

Director Independence Standards

1.	Directors Generally. A Director may only qualify as “independent” if the Company’s Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

2.	Additional Independence Criteria.

a.	In no event will a Director be considered independent if, within the preceding three years:

i.	the Director was employed by the Company (except as interim Chairman or CEO or other executive officer);

ii.	an immediate family member of the Director was employed by the Company as an executive officer;

iii.	the Director or his/her immediate family member was (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor (an “Audit Firm”) and personally worked on the Company’s audit;

iv.	the Director, or an immediate family member of the Director, is or was employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

v.	the Director, or an immediate family member of the Director, received during any twelve-month period more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service, and excluding compensation received by a Director for former service as an interim Chairman or CEO, or compensation received by an immediate family member for service as a non-executive employee of the Company.

b.	In no event will a Director be considered independent if:

i.	the Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company (excluding tax-exempt organizations) that, within the preceding three years, made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues (payments and the consolidated gross revenues shall be those reported in the last completed fiscal year),

ii.	the Director or an immediate family member is a current partner of an Audit Firm, or

iii.	the Director is a current employee of an Audit Firm or has an immediate family member who (A) is a current employee of an Audit Firm and (B) participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.

c.	No director shall serve on more than four boards of other public companies and no management Director shall serve on more than two boards of other public companies.

3.	Audit Committee Members. Audit Committee members may not have any direct or indirect financial relationship or affiliation whatsoever with the Company or any subsidiary other than as Directors or members of the Audit Committee or of other committees. No member of the Audit Committee shall serve on more than three audit committees of other public companies.

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Validation details in title bar below.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☐

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

1.	Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01 - John G. Breen	☐	☐	02 - Virgis W. Colbert	☐	☐	03 - John F. Lundgren	☐	☐

2. To approve Ernst & Young LLP as independent auditors for the year 2007.	For ☐	Against ☐	Abstain ☐	3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items

Change of Address — Please print your new address below.	Confidential Voting	☐
Mark the box at right if you wish this vote to remain confidential.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If signer is a partnership, please sign in partnership name by authorized person. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

Date (mm/dd/yyyy) – Please print date below	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Electronic Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR IN THE FRONT OF THIS PROXY CARD.

Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Eastern Time, on April 25, 2007.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

If you vote by telephone or the Internet, please do NOT mail back this proxy card.

Proxies submitted by mail must be received by 9:30 a.m., Eastern Time, on April 25, 2007.

Proxy – The Stanley Works

Proxy for Annual Meeting of Shareholders

April 25, 2007

Solicited on behalf of the Board of Directors

The shareholder(s) of The Stanley Works appoint(s) Stillman B. Brown, Eileen S. Kraus, and John F. Lundgren or any of them, proxies, each with full power of substitution, to vote all shares of common stock of The Stanley Works held of record in the name(s) of the undersigned at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 25, 2007 at 9:30 a.m., and any adjournments or postponements thereof, with all powers the shareholder(s) would possess if personally present. The shareholder(s) hereby revoke(s) any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2 AND AGAINST ITEM 3 LISTED ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Validation details in title bar below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☐

Annual Meeting 401(k) Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

I hereby instruct Citibank, N.A., as trustee of the Stanley Account Value (401(k)) Plan, to vote the shares allocated to my account under that Plan as follows:

1.	Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01 - John G. Breen	☐	☐	02 - Virgis W. Colbert	☐	☐	03 - John F. Lundgren	☐	☐

2. To approve Ernst & Young LLP as independent auditors for the year 2007.	For ☐	Against ☐	Abstain ☐	3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	For ☐	Against ☐	Abstain ☐

Confidentiality-your instructions to the trustee on how to vote the shares allocated to you under the (401(k)) Plan will be kept confidential.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If signer is a partnership, please sign in partnership name by authorized person. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Electronic Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR IN THE FRONT OF THIS PROXY CARD.

Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Eastern Time, on April 23, 2007.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

If you vote by telephone or the Internet, please do NOT mail back this proxy card.

Proxies submitted by mail must be received by 7:00 a.m., Eastern Time, on April 23, 2007.

Proxy – The Stanley Works

Proxy for Annual Meeting of Shareholders

April 25, 2007

Solicited on behalf of the Board of Directors

This constitutes your instruction to Citibank, N.A. as trustee under the Stanley Account Value (401(k)) Plan to vote all shares of common stock of The Stanley Works held in the plan for which you may give voting instructions at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 25, 2007 at 9:30 a.m. and any adjournments or postponements thereof, as specified on the reverse side hereof. You hereby revoke any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED BY THE TRUSTEE OF THE STANLEY ACCOUNT VALUE (401(k)) PLAN IN PROPORTION TO ALLOCATED SHARES IN SUCH PLAN FOR WHICH INSTRUCTIONS ARE RECEIVED, SUBJECT TO APPLICABLE LAW. SEE “VOTING INFORMATION-VOTING YOUR SHARES HELD IN THE STANLEY ACCOUNT VALUE (401(k)) PLAN” IN THE PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

1.	Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01 - John G. Breen	☐	☐	02 - Virgis W. Colbert	☐	☐	03 - John F. Lundgren	☐	☐

2. To approve Ernst & Young LLP as independent auditors for the year 2007.	For ☐	Against ☐	Abstain ☐	3. To vote on a shareholder proposal urging the Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually.	For ☐	Against ☐	Abstain ☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If signer is a partnership, please sign in partnership name by authorized person. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

Date (mm/dd/yyyy) – Please print date below	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy – The Stanley Works

Proxy for Annual Meeting of Shareholders

April 25, 2007

Solicited on behalf of the Board of Directors

The shareholder(s) of The Stanley Works appoint(s) Stillman B. Brown, Eileen S. Kraus, and John F. Lundgren or any of them, proxies, each with full power of substitution, to vote all shares of common stock of The Stanley Works held of record in the name(s) of the undersigned at the annual meeting of shareholders to be held at The Stanley Center for Learning & Innovation, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 25, 2007 at 9:30 a.m., and any adjournments or postponements thereof, with all powers the shareholder(s) would possess if personally present. The shareholder(s) hereby revoke(s) any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2 AND AGAINST ITEM 3 LISTED ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.